UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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tw telecom inc.

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of tw telecom inc.:

We will hold the Annual Meeting of Stockholders of tw telecom inc. at the Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124, on June 4, 2009, at 9:00 a.m. MDT.

The purpose of the meeting is to:

1.	Elect six directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009;

3.	Approve the Amended and Restated 2000 Employee Stock Plan to authorize an additional 14.5 million shares of common stock that may be issued under awards granted under that plan and make certain other amendments to the plan;

4.	Approve the rights plan (“Rights Plan”) adopted by the Board of Directors on January 20, 2009;

5.	Consider a stockholder proposal regarding an advisory vote on executive compensation, if properly presented at the Annual Meeting; and

6.	Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 6, 2009 are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

In accordance with new rules of the Securities and Exchange Commission, our proxy statement and our 2008 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please register no later than May 29, 2009 by calling (303) 566-1692 or by sending an email to ir@twtelecom.com. You may also obtain directions to the site of the meeting by calling that telephone number or sending an email to that address. Each stockholder must present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership, such as a copy of your proxy or voting instruction card or a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed our 2008 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2008, the proxy statement and proxy card with this notice of annual meeting.

Please vote your shares via the Internet, by telephone, or by mail. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President—General Counsel and
Regulatory Policy, and Secretary

April 27, 2009

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 4, 2009 9:00 a.m., MDT

Location	Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124

Record Date	Close of business on April 6, 2009. If you were a stockholder at that time, you may vote on the proposals contained in this proxy statement. Each share of common stock is entitled to one vote. You may not cumulate votes. On April 6, 2009, 149,101,796 shares of our common stock were outstanding.

Agenda	1. Elect six directors;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009;

3. Approve the Amended and Restated 2000 Employee Stock Plan to authorize an additional 14,500,000 shares of common stock for issuance under that plan and make certain other amendments to the plan;

4. Approve the Rights Plan adopted by the Board of Directors on January 20, 2009;

5. Consider a stockholder proposal regarding an advisory vote on executive compensation, if properly presented at the Annual Meeting; and

6. Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Quorum	A quorum is present if at least a majority in total voting power of our outstanding capital stock as of the record date are present in person or by proxy. The votes of stockholders who fail to vote by proxy or attend the meeting will not count toward determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and Broker Non-Votes	Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Proxies	Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described in the enclosed proxy card) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted “for” the Board of Directors’ nominees, “for” proposals 2, 3 and 4 and “against” proposal 5. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for another nominee in their discretion.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement to be on or about April 27, 2009.

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

The Board’s voting recommendations	The Board recommends that you vote your shares:

• “FOR” each of the nominees to the Board (Proposal No. 1);

• “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 (Proposal No. 2):

•     “FOR” approval of the Amended and Restated 2000 Employee Stock Plan to authorize an additional 14,500,000 shares of common stock for issuance under that plan and make certain other amendments to the plan (Proposal No. 3);

• “FOR” approval of the Rights Plan (Proposal No. 4); and

• “AGAINST” the stockholder proposal regarding an advisory vote on executive compensation (Proposal No. 5).

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares via the Internet, by telephone, by mail or in person at the meeting. Instructions for voting by all of these means are set forth on the proxy card which accompanies this Proxy Statement.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

Your proxy will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by your delivered proxy will be voted as noted above under “Proxies”.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•

Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services, either in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

•	Re-vote by Internet or telephone within the time periods provided on the proxy card if you voted by the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2009. This proxy statement and our 2008 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software to identify visitors to the site.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Executive Summary

Proposal 1 – Elect Six Directors

Our Board recommends a “FOR” vote

We have nominated all six existing directors to serve another one year term. These nominees were selected based on a variety of factors including their experience, knowledge, industry expertise, judgment and strategic vision. With the exception of Larissa Herda, our Chairman, CEO and President, all nominees are independent under the Nasdaq rules. We believe all nominees are well qualified and they have been actively involved in their positions. We are asking for your vote to re-elect these directors.

Proposal 2 – Ratify appointment of Independent Registered Public Accounting Firm

Our Board recommends a “FOR” vote

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our operations and has significant experience relative to our business. We are asking for your vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Proposal 3 – Approve Amended and Restated 2000 Employee Stock Plan

Our Board recommends a “FOR” vote

We use our 2000 Employee Stock Plan as a broad based compensation tool to attract, incent and retain talented employees who are committed to our success. As of February 28, 2009, less than 445,000 shares of commons stock remain available under the Stock Plan, which is insufficient to achieve these goals. We believe we must provide a compensation structure that includes equity incentives to compete for and retain top talent and to align executive compensation with the interests of our stockholders. Utilizing the Stock Plan allows us to align our employees’ incentives with our stockholders’ interests by conditioning employees’ compensation on our stock performance. Additionally, this is our sole tool for long-term incentives. In the absence of an equity compensation plan, we would require another solution likely including an additional use of cash. We are asking for your vote to amend the Stock Plan to authorize the issuance of 14.5 million shares along with other provisions summarized in the proposed amendment below, including requiring shareholder approval for the re-pricing of options.

Proposal 4 – Approve the Rights Plan adopted by our Board

Our Board recommends a “FOR” vote

Our Board adopted a Rights Plan in January 2009 designed to protect tax attributes of approximately $1.1 billion in federal net operating losses (NOLs). We utilized NOLs to offset federal taxable income in both 2007 and 2008. Absent the availability of these NOLs to offset federal taxable income, we would have had a federal income tax liability and a cash payment for those taxes. Under applicable tax rules, our NOLs can be negatively impacted by a change in the ownership of our stock, including changes resulting from normal market trading. An ownership change at the time of a low stock price can trigger a lower limitation which can effectively defer the use of the NOLs, accelerate cash taxes, or cause the NOLs to expire before they can be used to offset taxable income. To provide greater liquidity for our stock in light of the Rights Plan, we have created an exemption process for those beneficial owners whose ownership of our stock does not jeopardize the availability of our NOLs. We will continue to assess our exposure to potential loss of our NOLs under Section 382 so that we can consider when the Rights Plan is no longer required. In any event, the Rights Plan, if approved, will expire on January 20, 2012. We are asking for your vote to approve the Rights Plan to help protect our valuable tax asset.

Proposal 5 – Stockholder Proposal on Advisory Vote on Executive Compensation

Our Board recommends an “AGAINST” vote

We have received a stockholder proposal regarding an advisory vote on compensation. The proposal is non-binding and would not impact the compensation paid or awarded to any officer or Board member. The Board recognizes that executive compensation is a key corporate governance issue, supports dialogue with stockholders, and provides access directly to the Board through various avenues for this and other stockholder concerns. Additionally, our Chairman, a member of the Board, through our Investor Relations program, frequently reaches out and meets with investors, providing a venue for one on one feedback and dialogue on topics of stockholder interest. Given our existing open lines of communication, a thoughtful performance-based executive compensation program, the potential for new legislation that may include greater details and requirements for compensation, and the absence of specific, useful feedback to be gained from a yes or no vote on the compensation paid in any year as a whole, our Board recommends your vote AGAINST this proposal.

Proposal 1 – Election of Directors

Board Recommendation: Our Board recommends that you vote FOR election of each of the nominees.

Our Board of Directors currently has six directors. Our Nominating and Governance Committee nominated the six nominees for our Board of Directors listed below. All nominees are currently members of the Board of Directors and, if re-elected, their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our common stock is listed on the Nasdaq Stock Market and we are subject to Nasdaq corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be comprised of independent directors. Our Board has determined that all nominees except for Larissa Herda, our Chairman, President and Chief Executive Officer, are independent under the definition of independence set forth in Rule 4200 of the Nasdaq Marketplace Rules.

In determining the independence of Spencer B. Hays, the Board considered that Mr. Hays formerly served as Senior Vice President and Deputy General Counsel of Time Warner Inc. until his retirement in March 2006, that affiliates of Time Warner Inc. were formerly our Class B Stockholders and that we have entered into various transactions with affiliates of Time Warner Inc. Mr. Hays initially was nominated by affiliates of Time Warner Inc. and previously served as a member of our Board from October 1999 to September 2006. As of September 26, 2006, Time Warner Inc.’s affiliates no longer owned any of our shares. Under the definition of independence in the Nasdaq corporate governance rules, these former relationships do not disqualify Mr. Hays as an independent director.

The six nominees who receive the greatest number of votes cast for the election of directors will be elected as our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board of Directors

Name, Age and Committee Memberships	Director Since	Principal Occupation and Other Information
Larissa L. Herda (50)	July 1998	Chairman of the Company since June 2001. President and Chief Executive Officer of the Company since June 1998. Senior Vice President Sales of the Company from March 1997 to June 1998.

Gregory J. Attorri (50) Chairman of Nominating and Governance Committee; member of Audit Committee	April 2006

Formerly President and Chief Operating Officer of Waller Capital Corporation, a media, communications and digital information focused investment bank, from July 2006 to March 2009.

Senior Managing Director and Managing Partner of Waller Capital Corporation, from February 2006 to July 2006.

Managing Director in media and communications investment banking for Wachovia Securities LLC from 2002 to February 2006.

Spencer B. Hays (64) Member of Nominating and Governance Committee	April 2007; also October 1999 to September 2006	Retired. Formerly Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006. Prior to that time, Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

Name, Age and Committee Memberships	Director Since	Principal Occupation and Other Information
Kevin W. Mooney (51) Chairman of Audit Committee; member of Compensation Committee	August 2005

Chief Commercial Officer of Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, since July 2008.

Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry, from August 2007 to July 2008.

Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, from March 2005 to July 2007.

Communications consultant from August 2003 to March 2005.

Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Kirby G. Pickle (52) Member of Compensation Committee	January 2007

Chief Executive Officer of Dental Holding Corporation, a privately held international network of full service dental laboratories that provides oral restoration products to dentists, since February 2008.

Managing Partner, Bridge Creek Partners, LLP, a privately held consulting firm, from July 2006 to January 2008.

Chairman of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2005 to July 2006.

Vice Chairman of KMC Telecom Holdings from January 2005 to June 2005.

Chief Executive Officer of DSL.net, Inc., a broadband and VOIP service provider, from January 2004 to January 2005.

Chief Executive Officer of Velocita Corp., a telecommunications construction company, from October 2000 to January 2004.

Roscoe C. Young, II (58) Chairman of Compensation Committee; member of Audit Committee	May 2005

Managing Director, Laurelwood Partners, a telecommunications consulting and restructuring company, since January 2007.

Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to December 2006.

Vote Required

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Executive Officers

Name and Age	Principal Occupation and Other Information
Larissa L. Herda (50)	Chairman since June 2001. President and Chief Executive Officer since June 1998. Senior Vice President Sales from March 1997 to June 1998.

Mark A. Peters (48)

Executive Vice President and Chief Financial Officer since January 2007.

Senior Vice President and Chief Financial Officer from April 2005 to January 2007.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Paul B. Jones (62)

Executive Vice President, General Counsel and Regulatory Policy and Secretary since January 2007.

Senior Vice President, General Counsel and Regulatory Policy and Secretary from August 1998 to January 2007.

John T. Blount (50)	Chief Operating Officer since June 2005. Executive Vice President, Field Operations from October 2000 to June 2005. Senior Vice President, Sales from June 1998 to October 2000.

Jill R. Stuart (54)	Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.

BOARD INFORMATION

Corporate Name

We amended our Restated Certificate of Incorporation to change our corporate name from Time Warner Telecom Inc. to tw telecom inc. on March 12, 2008. Our stockholders approved the name change by written consent on September 26, 2006. On July 1, 2008 we began using tw telecom inc. as our name and tw telecom as our brand.

Governance Structure

The Board is responsible for our overall management and direction and for establishing broad corporate policies. In addition, the Board and various committees of the Board regularly meet to receive and discuss operating, strategic and financial reports presented by senior management as well as reports by experts and other advisors. Corporate review sessions are also offered to directors to help familiarize them with our business, technology, and operations. On an annual basis, the Board reviews and approves succession plans prepared by our Chief Executive Officer. Our directors participate in director education programs on topics of current interest presented by our subject matter experts and advisors and attend accredited external director education programs.

Our directors are elected annually. The size of our Board is governed by our bylaws, which provide that the Board may set the number of directors by resolution. The Board has determined that our Board currently will be composed of six members.

The Nominating and Governance Committee will consider nominees for directors recommended by stockholders if there is or is anticipated to be a vacancy on the Board and those nominations are submitted in writing to our corporate secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws. A stockholder recommendation must include detailed contact information, biographical information, relevant qualifications for Board membership, information regarding any relationships between the candidate and us within the last three years and any relationships between the candidate and the stockholder, and a written indication of the candidate’s willingness to serve. The candidate must be willing to be interviewed by the Nominating and Governance Committee and to supply all additional information required for the Nominating and Governance Committee to determine whether the candidate is qualified. The Committee will only consider recommendations of nominees who satisfy the minimum qualification prescribed by the Committee for Board candidates, including the ability of the candidate to represent the interests of all stockholders and not serve for the purpose of advancing the interests of any particular stockholder group or other constituency. The Nominating and Governance Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate candidates identified through other sources.

Our directors have a critical role in guiding our strategic direction and overseeing our management. The Nominating and Governance Committee believes that all persons nominated to serve as a director should possess the following minimum qualifications:

•	The highest personal and professional ethics and integrity,

•	Sound business judgment,

•	The absence of conflicts of interest that would impair the individual’s ability to exercise independent judgment and otherwise discharge his or her fiduciary obligations,

•	Sufficient time to devote to their responsibilities as a Board member,

•	Requisite knowledge, skills and experience to understand our business, and

•	Ability to meet Nasdaq and other requirements with respect to independence and financial literacy.

Other qualifications that we consider include:

•	Significant senior management or leadership experience,

•	Industry experience,

•	Strategic vision, and

•	Diversity in perspective.

We also believe that it is important for the Board to operate in a cooperative and collegial atmosphere and the Nominating and Governance Committee will consider whether candidates will promote that value. In considering a candidate, the Nominating and Governance Committee will consider the current composition and expertise of the serving members and whether additional expertise relevant to the duties of a Board member that a candidate may possess would be beneficial. The Nominating and Governance Committee assembles relevant information regarding potential nominees and designates one or more members to interview candidates that it believes meet the minimum qualifications. The Nominating and Governance Committee solicits recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including other Board members. In addition, the Committee may solicit the views of our CEO and other members of our executive team. The Committee may also engage a search firm to identify qualified candidates, but did not do so to identify any current nominees.

Meetings

In 2008, the Board of Directors held five meetings. In addition, Board members participated in a series of informational calls from September through December 2008 in which management and Board members discussed macro-economic conditions, developments in the financial and credit markets and the potential impact of these matters on our Company. Each director attended at least 75% of all Board and committee meetings on which such director served during 2008. Our independent directors regularly meet in executive session without our CEO present.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. All members of the Board attended the 2008 Annual Meeting.

Communication with Board of Directors

Information about our process for stockholders who wish to send a communication to the Board of Directors can be found on our Web site at www.twtelecom.com/investors/corp_gov.html.

Committees of the Board of Directors

The Audit Committee reviews our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. It also approves the engagement of our independent registered public accounting firm and the scope of their audit, pre-approves any services to be performed by our independent auditors, and reviews compliance with our Code of Business Conduct. The Audit Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. They regularly meet in executive session, both with and without our independent auditors and our Vice President, Internal Audit. The Audit Committee held eight meetings in 2008. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q, quarterly earnings releases and the annual report on Form 10-K prior to issuance. The members are: Messrs. Mooney, who serves as Chairman, Young and Attorri. The members of the Audit Committee are independent as defined by Nasdaq rules. Our Board determined that Mr. Mooney qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission’s rules.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and terms of employment of our named executive officers and certain other senior management personnel and the compensation of the independent directors. The Compensation Committee also approves all equity-based awards to the executive officers and oversees the administration of our 2000 Employee Stock Plan, our 1998 Stock Option Plan, and our 2004 Qualified Stock Purchase Plan. The Compensation Committee is composed entirely of directors who satisfy the definition of “independent” under Nasdaq rules. The Compensation Committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The Compensation Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/investors/corp_gov.html. The members are independent directors Messrs. Young, who serves as Chairman, Mooney and Pickle. The Compensation Committee met three times in 2008.

The Compensation Committee directly retains the services of a consulting firm, Mercer (US), Inc., to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. The consultant’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The consultant reports to the Committee Chairman, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Committee. With respect to independent director compensation, the Compensation Committee obtains and reviews published survey data compiled by outside sources, including Mercer, as well as proxy statement data compiled by our Human Resources staff.

The Committee requests information and recommendations from the consultant as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans, and practices. The Committee’s decisions and recommendations to the full Board about the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by the consultant. With the Committee Chairman’s approval, during 2008 the consultant worked with the CEO and selected members of our Human Resources staff to obtain the information necessary to carry out its assignments received from the Committee. With respect to the CEO’s compensation, the consultant worked solely with the Committee Chairman.

The CEO reviews the annual performance of the other executive officers with the Compensation Committee at the beginning of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under our short-term incentive plan and grants of equity incentives for those persons. The Committee reviews these recommendations in executive session, which may include the compensation consultant, and determines whether to approve or adjust the recommended amounts.

The Compensation Committee may delegate to our Employee Benefits Committee, composed of management employees, the day-to-day administration and interpretation of our 2004 Qualified Stock Purchase Plan, our welfare benefit plans and 401(k) Plan. The Committee may delegate to a director, the CEO or other persons the authority to make equity-based awards under our 2000 Employee Stock Plan to non-executive employees, to construe and interpret that plan (except with respect to awards granted to executive officers) and prescribe administrative rules for that plan. The CEO may further delegate her authority in this regard to another officer. The Committee has delegated this authority to the CEO, who has not currently delegated her authority further.

The Nominating and Governance Committee is composed of Messrs. Attorri, who serves as Chairman, and Hays. The Nominating and Governance Committee’s members must be independent directors under applicable Nasdaq rules, and the Committee is composed entirely of directors who satisfy the definition of “independent” under those rules. The Nominating and Governance Committee identifies individuals qualified to become Board members, annually reviews the independence and qualification of incumbent Board members, recommends the director nominees to be considered for election by the stockholders or election by the Board to fill vacancies or newly created directorships and nominates Board committee members and chairs for approval by the full Board. The Nominating and Governance Committee also reviews the Board committee structure and oversees corporate governance matters, including policies regarding director selection criteria, stockholder communications with the Board, Board evaluations and stockholder nominations of Board candidates. In 2007, the Committee developed a director continuing education policy that was ratified by the full Board and in 2008 developed Guidelines for Directors that provide our directors guidance as to directors’ fiduciary duties and expected standards of conduct. The Guidelines for Directors are posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee operates under a written charter, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee held three meetings in 2008.

Director Compensation Table for 2008

The table below summarizes the compensation paid to our independent directors for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)	Option Awards (1)(2)(3)	All Other Compensation	Total
Gregory J. Attorri	$63,500	$44,627	$263,962	—	$372,089
Spencer B. Hays	$55,000	$49,594	$230,349	—	$334,943
Kevin W. Mooney	$75,000	$44,627	$111,348	—	$230,975
Kirby G. Pickle	$55,000	$44,627	$243,211	—	$342,838
Roscoe C. Young, II	$70,000	$44,627	$80,395	—	$195,022

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 123R, Share-Based Payment (“SFAS 123R”), for options and restricted stock awards granted pursuant to our 2000 Employee Stock Plan and reflect such amounts for awards granted in and prior to 2008, rather than the amounts paid to or realized by the independent directors. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. The value ultimately realized by the directors may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether the director is serving on our Board at that date. Although all directors receive option and stock awards on the same basis under the compensation plan for independent directors, the amounts shown for each individual vary depending on when he joined the Board, the value of the award at the grant date and whether the expense associated with the award is fully or partially amortized.
(2)	Restricted stock award grants were made on January 31, 2008 and were valued at $17.48 per share, the closing price for our common stock on the Nasdaq Stock Market on the grant date. We made stock option grants in 2008 to independent directors on March 31, June 30, September 30 and December 31 with SFAS 123R grant date fair values of $6.43, $6.27, $4.07, and $3.76 per share, respectively.
(3)	As of December 31, 2008, each independent director had the following number of restricted stock awards and options outstanding:

Name	Restricted Stock Awards Outstanding	Options Outstanding
Gregory J. Attorri	6,076	81,500
Spencer B. Hays	4,325	74,000
Kevin W. Mooney	7,500	89,000
Kirby G. Pickle	5,000	76,165
Roscoe C. Young, II	7,500	31,500

The form and amount of director compensation is determined by the Board after its review of recommendations made by the Compensation Committee. The Compensation Committee periodically consults with the compensation consultant (see “Committees of the Board of Directors—Compensation Committee”) and reviews data regarding board compensation practices of peer companies as well as national benchmarking sources such as the National Association of Corporate Directors to determine whether our Board compensation is competitive, will help us attract and retain qualified people to serve on our Board and provides appropriate incentives. The Board’s current practice is to provide a substantial portion of a director’s annual compensation as equity compensation.

We do not compensate directors who are our employees for their services as directors. Neither cash nor equity compensation of our directors increased in 2008. Our Board, based on the Compensation Committee’s recommendation, decided to continue the same independent director compensation program for 2008 that was in effect for 2007. The independent directors received cash compensation consisting of a $55,000 annual retainer payable in quarterly installments. The chair of the Audit Committee received an additional cash fee of $20,000, the chair of the Compensation Committee received an additional cash fee of $15,000 and the chair of the Nominating and Governance Committee received an additional cash fee of $8,500 for these additional responsibilities. Independent directors also received grants of 2,500 shares of restricted common stock at the first Board meeting of the year, which was January 31, 2008. The restricted stock grants will vest upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. This vesting provision operates as a stock ownership requirement for independent directors. In addition, if any independent director is elected or appointed to the Board after the annual restricted stock grant is made, that director would receive a prorated grant for that year. The independent directors also received grants of options to purchase 50,000 shares of common stock when they began service as directors, which vest over three years, and receive quarterly grants of options to purchase 3,000 shares of common stock at the end of each subsequent quarter, which vest immediately. We reimburse our independent directors for their reasonable expenses for each Board of Directors or committee meeting they attend in person.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and the standards of the PCAOB. In addition, the committee has discussed with the independent registered public accounting firm its independence from management and the Company, and has received from and discussed with the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee also met with the Company’s senior financial and accounting personnel and the Company’s independent registered public accounting firm prior to the filing of the Company’s 2008 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The committee has reviewed the performance of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, and has approved, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

Members of the Audit Committee,

Kevin W. Mooney, Chairman

Roscoe C. Young, II

Gregory J. Attorri

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Board Recommendation: Our Board recommends that you vote FOR ratification of appointment of Ernst & Young LLP as our independent registered accounting firm for 2009.

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for 2009. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, respond to appropriate questions, and be given an opportunity to speak.

The following is a description of the fees billed to us by Ernst & Young LLP for the years ended December 31, 2007 and 2008.

	Year Ended December 31,
	2007	2008
Audit fees	$483,750	$470,050
Audit related fees	—	—
Tax fees	45,000	37,277
All other fees	—	—

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to review and pre-approve audit-related and permissible non-audit services to be performed by our independent registered public accounting firm and associated fees between Audit Committee meetings if the full committee is not available to provide such review and approval. The Chairman promptly reports any decisions to pre-approve audit-related and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2008 and 2007 were approved in advance by or on behalf of the Audit Committee.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote that are present in person or by proxy and are voted on the matter at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Proposal 3 – Approve the Amended and Restated 2000 Employee Stock Plan

Board Recommendation: Our Board recommends that you vote FOR approval of the Amended and Restated Employee Stock Plan

Our Board adopted our Amended and Restated 2000 Employee Stock Plan (“Plan”) on January 28, 2009, subject to the stockholders’ approval. The amendment authorizes an additional 14.5 million shares of our common stock for awards under the Plan and certain other modifications to the Plan as described below. As of February 28, 2009, only 444,616 shares remained available for awards of the 24.5 million shares previously authorized for awards under the Plan in 2001 and 2003, which is insufficient for us to continue to use equity compensation to retain and incent our employees and directors who are necessary to further our growth and development. Stockholder approval of the Plan will permit us to continue to attract and retain talented employees who are committed to our success through a combination of cash and equity compensation. Our Plan is broad based and employees are eligible for awards based on their contribution to our success and their individual performance.

The proposed aggregate 39 million shares authorized under the Plan is reduced by the 24,055,384 options and stock awards already issued under the Plan prior to the amendment effective date, except to the extent that awards expire, are forfeited or are withheld for net share settlements and the associated shares became available for award as described under “Stock Subject to the Plan” below.

We ask that you approve amendments to our Plan to, among other things:

•	Authorize an additional 14.5 million shares of common stock that may be issued under options and other awards under the Plan;

•	Prohibit re-pricing of options without stockholder approval;

•

Specify that time-based restricted stock and restricted stock units (“RSUs”), other than those granted to independent directors, may not vest in full within less than three years from the grant date and that performance-based restricted stock and RSUs may not vest within less than a year from the grant date;

•	Limit the number of shares available for restricted stock and RSU awards that do not comply with the above vesting requirements to 10% of the newly authorized shares under the Plan;

•	Provide for the possibility of dividend equivalent rights for holders of RSUs;

•	Provide for the possibility of net exercises of options; and

•	Add additional performance criteria for performance-based awards intended to comply with Section 162(m) of the Internal Revenue Code (“IRC”).

Why you should vote for the Amendment

Equity incentives are a key component of our total rewards strategy and our exclusive long-term incentive tool for employees and directors. In that connection, we believe in recognizing high performing, high potential employees who contribute to our success and create value for stockholders. Our total rewards philosophy includes three core principles: 1) providing a long-term incentive to our employees that is aligned with our stockholders; 2) providing competitive compensation; and 3) strategic use of resources. Our Plan and stock based compensation is a key component of our total rewards strategy as described below.

Stockholder Alignment

Since 1998, we have structured our compensation program to align the interests of our employees with the interests of our stockholders. This component of our rewards strategy is intended to focus our leaders on the long-term success of our business, while other components—namely cash incentives—are focused on shorter- term objectives. All employees are eligible for stock options and stock awards based on their performance and contribution to our success, but the ultimate amount realized from such awards depends on the future value created by our Company as a whole, as reflected in the appreciation of our stock. We believe that this achieves the objective of aligning long-term rewards with stockholder value. We also believe that our practice of granting stock options and other stock awards has incented our employees to meet or exceed financial and operational goals and has been a strong contributor to our success. These grants have also been critical to employee retention and have fostered employee ownership in our Company.

Competitive Compensation

We believe that a comprehensive total rewards strategy includes competitive compensation to help attract and retain high potential and high performing employees. Providing stock compensation to employees based on achievement of business objectives allows us to provide our top performing employees with significant upside potential for strong Company performance. Furthermore, by providing compensation that is competitive, we reduce the risk that key employees can be recruited away by our competitors and others. We believe that we would be at a competitive disadvantage if we were unable to execute on our total rewards strategy through the use of stock compensation.

Strategic Use of Resources

A core element of our total rewards philosophy is to maximize the perceived value of rewards at the lowest cost. Stock compensation allows us to recognize performance of individuals throughout our Company, deliver competitive compensation that attracts, motivates and retains employees, while aligning their performance with the objectives of stockholders. By awarding stock compensation to employees, we can strategically use our resources to meet our operating and human capital goals.

Consequence of a Failure to Approve

If the Amended and Restated 2000 Employee Stock Plan is not approved, we will not be able to continue to provide meaningful equity incentive compensation to our employees and directors that is aligned with long-term stockholder value creation. We would be required to evaluate alternative methods to provide long-term incentives and retain our employees and directors that would likely involve changes to cash compensation and would not be as well aligned with our stockholders’ interests as our present rewards strategy. As all employees are eligible for our equity incentive program, these alternatives could increase our cash compensation expense significantly.

Impact to Stockholder Value

As of the end of fiscal year 2008, our burn rate (the rate at which we issue equity based awards) was below the mean plus one standard deviation for Russell 3000 companies within the Telecommunications Services Global Industry Classification (GICS) Group defined by Standard & Poor’s.

	FY 2006	FY 2007	FY 2008
Annual Burn Rate (1)	2.2%	2.1%	1.2%

(1)	The annual burn rate is (the number of total options granted that year) + (the total number of restricted stock awards and RSUs granted that year) ÷ the weighted average common shares outstanding.

As of February 28, 2009, the remaining shares available for future grant under the Plan was 444,616; and there were 13,687,592 options outstanding under both the Plan and our expired 1998 Stock Option Plan, which had a weighted average exercise price of $23.38, and average term to expiration of 4.32 years. In addition, on February 28, 2009, there were 2,917,310 unvested restricted stock awards and RSUs outstanding under both Plans.

The following table sets forth the number of granted and unexercised options to purchase common stock as of February 28, 2009 under both our 2000 Employee Stock Plan and 1998 Stock Option Plan at various exercise price bands. The third column shows cumulatively the number of granted and unexercised options for each exercise price band, including, on a cumulative basis, all granted and unexercised options at all lower priced bands. Shares Exercisable are options that have vested but have not yet been exercised.

Exercise Price	Options Granted and Unexercised by Band	Options Granted and Unexercised, Cumulative, by Band	Shares Exercisable
up to $9.99	4,087,096	4,087,096	1,913,221
$10.00 to 14.99	1,015,839	5,102,935	975,628
$15.00 to 19.99	2,915,947	8,018,882	1,085,644
$20.00 to 24.99	1,774,428	9,793,310	701,661
$25.00 to 29.99	282,212	10,075,522	282,212
$30.00 to 34.99	1,549,486	11,625,008	1,549,486
$35.00 to 39.99	56,850	11,681,858	56,850
$40.00 to 44.99	35,675	11,717,533	35,675
$45.00 to 49.99	39,186	11,756,719	39,186
$50.00 or More	1,930,873	13,687,592	1,930,873

	13,687,592	13,687,592	8,570,436

As of February 28, 2009, 9,776,286 options (71.4% of options granted and unexercised) have exercise prices above the closing price of our common stock on the Nasdaq Global Select Market of $8.04. The named executive officers held 40.4% (3,953,512) of the total above market value options on that date, of which 36.2% (1,432,562) will expire during 2009.

Governance and Compensation Practices

The Plan includes the following provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices:

•	The Plan expressly prohibits re-pricing of underwater options without stockholder approval.*

•	In general, restricted stock and RSU awards cannot fully vest for three years for non-performance-based awards and one year for performance-based awards.*

•

The Plan limits the number of shares of common stock available for restricted stock and RSU awards that do not meet minimum vesting requirements to 10% of the additional shares authorized under the Plan.*

•

The ability of our Compensation Committee to exercise discretion to accelerate the vesting of options, SARs, restricted stock and RSUs is limited to disability (other than Total Disability as defined in IRC Section 22(e)(3)) or retirement of the grantee.*

•	The Compensation Committee that oversees the Plan consists entirely of independent directors.

•	The Plan contains no evergreen provision. The Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•	The Plan prohibits the grant of any shares at a discount to fair market value on the date of grant.

*	Provisions newly added to the Plan.

Summary of the Amended and Restated 2000 Employee Stock Plan

This summary of the Plan is qualified in its entirety by reference to the terms of the amended Plan, which is attached as Annex A. We urge you to read carefully the Plan in its entirety as the discussion below is only a summary.

General

We may make awards under the Plan, as amended, in the form of (a) options to purchase shares of our common stock (both incentive and nonqualified), (b) shares of common stock subject to certain restrictions set forth in the Plan and the applicable restricted stock agreement, (c) shares of common stock, (d) RSUs, (e) performance shares, and (f) stock appreciation rights or SARs (both cash-settled and stock-settled).

If the stockholders approve the amendments to the Plan, the amended Plan will be effective on June 4, 2009. The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974.

Stock Subject to the Plan

Not more than 39,000,000 shares of common stock in the aggregate (including 14.5 million new shares; 444,616 unused shares and approximately 24 million options and stock awards already granted under the original Plan) may be issued pursuant to awards granted under the Plan, subject to adjustment as provided in the Plan. Shares to be issued under awards may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Shares available for grant under certain pre-existing approved plans of companies we acquire may be granted under this Plan without reducing the shares of common stock authorized for grant under this Plan. Shares of common stock subject to awards granted under the Plan that are later forfeited, expire, settled for cash, tendered by the holder or withheld by us in payment of the exercise price of an option or to satisfy any tax withholding obligation, or subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, again become available for award under the Plan.

If there is any change in our common stock by reason of stock dividends, split-ups, corporate reorganizations, merger, consolidation, recapitalizations, combinations, exchange of shares, and the like, then the Board will appropriately adjust the aggregate number of shares available under the Plan and the number of shares subject to and exercise price of outstanding awards (if applicable).

Administration of the Plan

The Compensation Committee of the Board of Directors (the “Committee”), which must be composed of two or more independent directors, administers the Plan and has the full and exclusive right to grant and determine terms and conditions of all awards under the Plan and the form of all option agreements and other award agreements and to prescribe, amend, and rescind rules and regulations for administration of the Plan. The Committee may delegate its authority to one or more persons, including directors and the Chief Executive Officer of the Company. The Chief Executive Officer may, in turn, delegate such authority to other officers of the Company. However, the Compensation Committee may not delegate its authority under the Plan (i) to grant and administer awards to persons who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, or (ii) if delegation would cause an award or performance award intended to satisfy the performance-based requirements of IRC Section 162(m) to fail to satisfy those requirements.

The Committee’s or its delegatee’s determination as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding, and conclusive upon all persons.

Eligibility

All full-time employees of the Company and its subsidiaries, and part-time employees who are benefits eligible as determined by the Company, are eligible to receive awards under the Plan. As of February 28, 2009, we and our subsidiaries had 2,846 full or part-time employees. Under the terms of the Plan, the Committee has discretion to limit awards to employees in certain key positions or to employees who have achieved a particular performance rating, and may choose to do so in the future. Non-employee directors are eligible to receive nonqualified stock options or stock awards as the Board of Directors may approve, but not incentive stock options. Consultants are eligible to receive nonqualified stock options and SARs, but not incentive stock options or stock awards. We have not awarded any options to eligible consultants.

Options

Written Agreement. Each option granted under the Plan must be evidenced by an option agreement setting forth the terms upon which the option is granted. Each option agreement must designate the type of options being granted (whether incentive stock options or nonqualified stock options), and must state the number of shares of common stock subject to the option.

Option Price. The Committee will determine the option price per share of common stock under each option. The per share option price may not be less than 100% of the fair market value (determined as of the day the option is granted) of a share of common stock. “Fair market value” of our common stock under the Plan is the closing sale price on the Nasdaq Stock Market.

Term of Option. The duration of each option will be specified in the option agreement. The term of each option may not be more than 10 years from the date of grant.

Exercise of Option. An option will be exercisable, in whole or in part, by each participant by giving notice to our Secretary or a brokerage firm we select and payment of the option price (which may include, to the extent permitted by the Committee, net exercise and payment under a broker-assisted sale and remittance program acceptable to the Committee).

Stock Appreciation Rights

Types of SARs. The Committee may grant SARs that are settled in cash, called a C-SAR, or a SAR settled in stock, called an S-SAR. To date, we have not granted any SARs. SARs are exercisable in whole or in such installments at such times as the Committee determines. SARs have a term specified by the Committee, but not exceeding 10 years. The per share exercise price of a SAR may not be less than the fair market value (established by the closing sale price) of a share of common stock on the date of grant of the SAR. The Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised. SARs may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant (or his or her court appointed legal representative). In the event of a change of control, defined below, each SAR will vest and settle as provided in the applicable SAR award agreement.

C-SARs. Upon vesting in any portion of a C-SAR, the holder receives a cash payment in an amount equal to the total number of C-SARs that have vested, multiplied by the difference between the fair market value of one share of common stock on the vesting date of the C-SAR and the per share exercise price of the C-SAR, less any withholdings.

S-SARs. A holder is permitted to exercise a vested S-SAR at any time prior to the date the S-SAR expires. Upon exercise of any portion of an S-SAR, we will issue to the holder the number of whole shares of common stock determined by dividing (i) the total number of S-SARs that are being exercised, multiplied by the difference between the fair market value of one share of common stock on the exercise date of the S-SAR and the per share exercise price of the S-SAR by (ii) the fair market value on the exercise date of one share of common stock.

Restricted Stock

Written Agreement. Each award of restricted stock must be evidenced by a written restricted stock agreement setting forth the terms upon which the restricted stock award is granted, the number of shares of common stock to which that restricted stock award pertains, and the price, if any, to be paid by the participant for the restricted stock. The Committee will determine the conditions or restrictions upon the shares of restricted stock, including continued employment of the participant or performance conditions. Shares of restricted stock will vest upon satisfaction of such conditions or restrictions.

Forfeiture of Restricted Stock. If the participant fails to satisfy any applicable restrictions or conditions set forth in the Plan or in the restricted stock agreement for any reason other than his or her death or total disability, any restricted stock affected by such conditions will be forfeited to us.

Rights as Stockholder. Each holder of restricted stock will have the right to vote the shares of restricted stock, to receive cash dividends and other distributions as the Board of Directors may, in its discretion, distribute on such restricted stock, and to exercise all other rights, powers, and privileges of a holder of common stock with respect to such restricted stock, except as set forth below. The holder is not entitled to receive a stock certificate representing shares of restricted stock until the restriction period has expired and all other vesting requirements have been fulfilled or waived.

Restricted Stock Units

Written Agreement. The Committee may grant RSUs which entitle the holder to receive shares of our common stock on the vesting date provided in the RSU agreement that governs the award. At the time of grant, the Committee will determine the vesting dates and whether the award is contingent on continued service with us or the satisfaction of stated performance goals, all of which will be reflected in an RSU agreement governing the terms of each award.

Dividend Equivalent Rights. The Committee may provide in a RSU agreement that the holder is to receive the equivalent of cash dividends paid on our common stock from the date of grant until the earlier of the date the award is settled or terminated determined by dividing the amount of the cash dividend that would have been payable on the number of shares represented by the RSUs by the market price of our common stock on the dividend payment date. The participant would be credited with the number of whole RSUs resulting from that calculation.

Performance-Based Awards

Types of Performance Awards. The Committee may grant awards under the Plan that require the issuance of common stock, or grant shares of restricted stock or RSUs, upon the satisfaction of specified performance goals over a specified performance period. The performance goal(s) for a performance award and the performance period(s) over which those goal(s) are to be achieved will be established in writing at the time the performance award is granted. Once a performance award is granted, the Committee may not increase the payout under the award beyond the amount that was due upon the attainment of applicable performance goals, but has the power to reduce any such payout.

Pre-established Performance Goals. The Committee may also issue performance awards or awards of restricted stock or RSUs that are intended to comply with IRC Section 162(m) by inclusion of pre-established performance criteria as a condition to grant or vesting. The performance criteria specified in the Plan are one or more of the following, individually or in combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years:

(a)	cash flow, levered or unlevered as defined in our earnings releases;

(b)	earnings per share;

(c)	Modified EBITDA as defined in our earnings releases;

(d)	return on equity;

(e)	total stockholder return;

(f)	share price performance;

(g)	return on capital;

(h)	return on assets or net assets;

(i)	revenue;

(j)	income or net income;

(k)	operating income or net operating income;

(l)	operating profit or net operating profit;

(m)	operating margin, Modified EBITDA margin, or profit margin;

(n)	return on operating revenue;

(o)	return on invested capital;

(p)	product release schedules;

(q)	working capital;

(r)	ratio of debt to stockholders’ equity;

(s)	customer retention;

(t)	pre-tax earnings;

(u)	cost control;

(v)	sales;

(w)	capital expenditures; and

(x)	new product innovation.

These performance criteria may be measured on the basis of U.S. generally accepted accounting principles or U.S. GAAP or a non-GAAP basis, and on an absolute basis or relative to previous years’ results, a specified group of peer companies (or if peer companies are units of diversified companies, to the business units of such diversified companies that are most similar to the Company) or a publicly available index. The Committee has the sole authority to determine whether a participant has met the performance criteria specified in the participant’s award and may exclude or adjust specified performance criteria only to the extent permitted by IRC Section 162(m), including to prevent dilution or enlargement of a holder’s rights with respect to a performance award.

Plan Term and Amendment

Term. No awards of incentive stock options may be made under the Plan after June 4, 2019. The Board may at any time terminate the Plan, or modify or amend the Plan in such respects as it deems advisable. Our stockholders must approve any amendment or modifications for which applicable tax or stock exchange rules require stockholder approval.

Modification. A termination, modification, or amendment of the Plan may not, without the consent of the person to whom any award has been granted (or a permitted transferee), adversely affect the rights of such person with respect to such award. Any modifications of awards granted under the Plan that are made after the grant must be consistent with the provisions of the Plan. We will at all times maintain a current copy of the Plan on our intranet site, which will be updated to include amendments and will upon request of a participant provide a hard copy of the most current version. No notice to plan participants of Plan modifications is required. Except as provided in the Plan, no option or SAR granted under the Plan may be amended to decrease the exercise price thereof, or be cancelled in conjunction with the grant of any new Option or SAR with a lower exercise price or the grant of restricted stock or RSUs or a cash payment, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “re-pricing” of such option or SAR, unless such action is approved by our stockholders. The Committee will not issue a new option, SAR, restricted stock or RSU award if the issuance of a new award under such circumstance would constitute a deferral of compensation subject to the requirements of Section 409A of the IRC.

Award Acceleration

Acceleration of Vesting upon Change of Control. Unless the applicable award agreement provides otherwise, each outstanding option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of common stock subject to such options and each outstanding share of restricted stock, RSU or performance share will vest upon the closing of a transaction that constitutes a Change of Control. Change of Control means that

(i)	any individual, entity or group becomes the beneficial owner of 25% or more of our outstanding shares of common stock;

(ii)	the individuals who, as of the date of the Plan amendment, constitute our Board (or individuals whose election or nomination was approved by a majority of the members then constituting our Board) cease for any reason to constitute at least a majority of the Board;

(iii)	we consummate a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur; or

(iv)	our stockholders approve our complete liquidation or dissolution.

Acceleration of Vesting in Other Situations. If the employment of a holder of options, SARs, restricted stock, performance shares or RSUs terminates due to death or Total Disability (as defined in Section 22(e)(3) of the IRC) all unvested options, SARs or stock awards immediately become vested. In addition, the Committee may at any time before complete termination of an option, stock award, restricted stock award, performance share or RSU, accelerate the time or times at which the award vests or may be exercised in whole or in part (without reducing its term) only if the holder becomes disabled or retires.

Reorganization and Sale of Assets. If (i) we merge with another corporation and are not the surviving corporation, (ii) we sell all or substantially all of our assets, or (iii) we liquidate or reorganize, unless the event also constitutes Change of Control (as defined above) or is approved by our Board or stockholders, the Board may either make appropriate provision for the protection of any outstanding options, S-SARs, or other awards by substitution of appropriate stock of the Company or the reorganized corporation (without a change in the excess of the fair market value over the exercise price of the options), or provide notice to all participants in the Plan that all unexercised options and SARs must be exercised within a specified time period or those options and SARs will terminate.

Certain Vesting Rules and Non-Conforming Awards

Awards of restricted stock or RSUs to any person other than a non-employee director that are not subject to performance-based conditions may not vest in full over a period of less than three years from the grant date; and if subject to performance-based conditions, may not vest in full over a period of less than one year from the grant date. However, we may issue awards that do not conform with those restrictions so long as the total shares of common stock subject to such non-conforming awards at any one time outstanding does not exceed 1,450,000 shares.

Restrictions on Transfer

Awards under the Plan are not transferable during the participants’ lifetime, except that with the Committee’s approval, an award agreement may provide that the award may be transferred to a trust, partnership or similar entity for the participant’s family member. The award so transferred would remain subject to the same terms and conditions applicable immediately before transfer, including conditions related to the participant’s continued employment.

Participant Award Limits, Net Share Settlements

Participant Limit. The aggregate number of shares of common stock subject to options and SARs granted during any calendar year to any one participant may not exceed 2,000,000. No performance award or grant of performance-based RSUs may entitle the holder to more than 2,000,000 shares or units in any calendar year.

Net Share Settlements. We have no obligation to deliver shares of common stock or make any payment in respect of any award until the participant satisfies his or her tax withholding obligations. We may at our option offer participants the option or require them to provide for the payment of their tax withholding obligations through net share settlement. This means that we will withhold from the shares issued or delivered to a participant upon vesting, a number of shares required to pay the mandatory minimum statutory withholding tax requirements and we will be responsible for payment of those taxes to the appropriate taxing authority. If a participant fails to deliver funds for withholding taxes payable, if to be paid other than through net share settlement, within three days after the vesting date, the portion of the award to which the withholding tax obligation relates will terminate.

New Plan Benefits

The specific individuals who will be granted awards under the amended Plan and the type and amount of any such awards will be determined by the Committee, subject to the limits on the maximum amounts that may be awarded to any participant, as described above. Accordingly, future awards to be received or allocated to particular individuals under the amended Plan are not presently determinable.

Vote Required

Approval of the Amended and Restated 2000 Employee Stock Plan requires the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote that are present in person or by proxy and are voted on the matter at the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE AMENDED AND RESTATED 2000 EMPLOYEE STOCK PLAN.

Proposal 4: Approval of Rights Plan

Board Recommendation: Our Board recommends that you vote FOR approval of the Rights Plan

Our Board of Directors is asking stockholders to approve the Rights Plan adopted by the Board on January 20, 2009. Under the Rights Plan, unless such approval is obtained by January 20, 2010, which is one year from the date of effectiveness of the Rights Plan, the Rights Plan will automatically expire on that date.

Background and Reasons For Proposal

The Rights Plan is designed to deter certain acquisitions of our common stock which, due to the impact of IRC Section 382, could otherwise adversely affect our ability to use our net operating losses (“NOLs”) for income tax purposes. Section 382 restricts the use of NOLs if we experience an “ownership change” even if the “ownership change” results from normal market trading and market volatility that are outside our control, as well as from mergers and acquisitions.

At December 31, 2008, we had net operating losses for federal income tax purposes of approximately $1.1 billion. These net operating loss carryforwards, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2019 and ending in 2026. We have utilized NOLs to offset income tax obligations in each of the years ended December 31, 2008 and 2007. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that can ultimately be used to reduce our income tax liability. Although we are unable to quantify an exact value, we believe the NOLs are a very valuable asset and our Board of Directors believes it is in our best interests to attempt to deter the imposition of limitations on their use by adopting the Rights Plan. By comparison, our equity market capitalization as of February 28, 2009 was approximately $1.2 billion.

The benefit of the NOLs to us could be significantly delayed, reduced or eliminated if we were to experience an “ownership change” as defined in Section 382 of the IRC. An “ownership change” can occur through one or more acquisitions or dispositions (including normal market trading) of our common stock, whether occurring contemporaneously or pursuant to a single plan, if the result of such acquisitions is that the percentage of our outstanding common stock held by stockholders or groups of stockholders owning at least 5% of our common stock, as determined under Section 382, is more than 50 percentage points higher than the lowest percentage of our outstanding common stock held by such stockholders or groups within the prior three-year period. If that were to happen, we would be limited in the amount of NOLs we could use to offset our taxable income subsequent to this “ownership change.” The annual limit calculation under Section 382 on the use of NOLs is impacted by the aggregate value of our outstanding equity immediately prior to the “ownership change” and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” This means that if an “ownership change” occurs, the lower the market price of our common stock at the time, the lower the NOL limit and the greater the risk of our being subject to a material annual NOL limitation.

If, following a Section 382 “ownership change” we were to have taxable income in excess of the NOL limitations, we would not be able to offset the excess income with NOLs, thereby resulting in current cash taxes. Although any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any “ownership change” could significantly defer the utilization of the loss carryforwards and accelerate payment of federal income tax and cause some of the NOLs to expire unused. Because the aggregate value of our outstanding common stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such loss carryforwards were an “ownership change” to occur in the future, but such limitation could be material. To the extent that we are unable to offset taxable income with NOLs, we would have less cash available for other corporate purposes including investing in growth.

Currently, we do not believe that we have experienced an “ownership change” since 2006, but calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as the limited knowledge and timeliness of the information that a publicly traded company can have about the ownership of and transactions in its securities. We and our advisors have analyzed the information available, along with various scenarios of possible future changes of ownership. In light of this analysis, our current stock price and daily trading volume, we concluded that if we were to take no action, we would run a serious risk of undergoing a Section 382 “ownership change.” We believe the Rights Plan substantially reduces this risk.

Section 382 Ownership Calculations

As set forth above, an “ownership change” can occur through one or more acquisitions or dispositions (including normal market trading) if the result of such acquisitions is that the percentage of our outstanding common stock held by stockholders or groups of stockholders owning at least 5% our common stock, as determined under Section 382, is more than 50 percentage points higher than the lowest percentage of our outstanding common stock owned by such stockholders or groups within the prior three-year period. The amount of the change in the percentage of stock ownership (measured as a percentage of the value of our outstanding shares rather than voting power) of each 5-percent stockholder is computed separately, and each such increase is then added together with any other such increases to determine whether an “ownership change” has occurred.

For example, if a single investor acquired 50.1% of our common stock in a three-year period, an “ownership change” would be deemed to occur. Similarly, if ten unrelated persons, none of whom owned our common stock, each acquired slightly over 5% of our common stock within a three-year period (so that such persons owned, in the aggregate, more than 50%), an “ownership change” would be deemed to occur.

In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex, and are beyond the scope of this summary discussion. Some of the factors that must be considered in making a Section 382 “ownership change” calculation include the following:

•

All holders who each own less than five percent of a company's common stock are generally treated as a single public “5-percent stockholder.” Transactions in the public markets among stockholders who are not “5-percent stockholders” are generally excluded from the calculation.

•

There are several rules regarding the aggregation and segregation of stockholders who otherwise do not qualify as “5-percent stockholders.” Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.

•

The redemption or buyback of shares by an issuer will increase the ownership of any “5-percent stockholders” (including groups of stockholders who are not themselves “5-percent stockholders”) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5% to become a “5-percent stockholder,” resulting in a five percentage point (or more) change in ownership.

•

The determination of a particular stockholder’s ownership level may be affected by certain constructive ownership rules, which generally attribute ownership of stock by estates, trusts, corporation, partnerships or other entitles to the ultimate indirect individual owner of the shares, or to related individuals.

•	A stockholder’s acquisition of a very small number of shares can cause such holder to become a “5-percent stockholder” and result in a 5 percentage point (or more) ownership shift.

The Rights Plan is meant to protect stockholder value by reducing the risk of a Section 382 ownership change, thereby preserving our ability to use the NOLs. Although the Rights Plan is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot assure that it would prevent all transfers that could result in such an “ownership change.” In particular, it would not protect against, (1) an “ownership change” that may have occurred prior to the implementation of the Rights Plan about which we are not aware due to delays in beneficial ownership reporting by stockholders, or (2) an “ownership change” resulting from sales by certain greater than 5% stockholders that may trigger limitations on our use of NOLs under Section 382.

If the stockholders approve the Rights Plan, the Rights Plan would expire on January 20, 2012, unless the Rights expire earlier as provided in the Rights Plan (see “Description of Rights Plan—Expiration”). As we describe below, if our Board determines that the Rights Plan is no longer necessary for the protection of our NOLs, the Rights Plan would expire. We are committed to evaluating a variety of factors that may cause our Board to reach that conclusion, including:

•	The ongoing assessment of the estimated ownership shift;

•	The potential impact of selling stockholders;

•	The potential for legislative relief;

•	Market volatility;

•	Our stock price;

•	Our use of the NOLs and the remaining amount; and

•	An acquisition or merger offer.

The following description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Plan, which is attached to this proxy statement as Annex B. We urge you to read carefully the Rights Plan in its entirety as the discussion below is only a summary.

Description of Rights Plan

The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding common stock (an “Acquiring Person”) without the approval of our Board of Directors. Stockholders that own 4.9% or more of the outstanding common stock as of the close of business on January 20, 2009 will not trigger the implementation of the Rights Plan so long as they do not (i) acquire additional shares of common stock representing one-half of one percent (0.5%) or more of the shares of common stock then outstanding or (ii) fall under 4.9% ownership of common stock and then re-acquire shares that in the aggregate equal 4.9% or more of the common stock. The Board may, in its sole discretion, exempt any person or group for purposes of the Rights Plan if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests. The Rights Plan is not expected to interfere with any merger or other business combination approved by the Board. Any Rights, described below, held by an Acquiring Person become void and may not be exercised.

The Rights. Under the Rights Plan, from and after the record date of January 30, 2009, each share of common stock carries with it one preferred share purchase right (a “Right”), until the Distribution Date or earlier expiration of the Rights, as described below. Each Right will allow its holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock (a “Preferred Share”) for $30, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an Acquiring Person by obtaining beneficial ownership, after January 20, 2009, of 4.9% or more of our outstanding common stock (or if already the beneficial owner of at least 4.9% of the outstanding common stock, by acquiring additional shares of common stock representing one-half of one percent (0.5%) or more of the shares of our common stock then outstanding), unless exempted by the Board.

We refer to the date that the Rights become exercisable as the “Distribution Date.” Until that date or earlier expiration of the Rights, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised. After the Distribution Date, all holders of Rights except the Acquiring Person may, for payment of the Exercise Price, purchase shares of common stock with a market value of twice the Exercise Price. The Exercise Price is based on the market price of the common stock as of the acquisition that resulted in such person or group becoming an Acquiring Person.

Exchange. After the Distribution Date, the Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person. This would have an impact similar to the issuance of a one-for-one common stock dividend to all stockholders other than the Acquiring Person. We currently expect that if the Rights became exercisable, it is likely that our Board would elect to implement such an exchange.

Expiration. The Rights will expire on the earliest of (i) January 20, 2012, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board determines that the Rights Plan is no longer necessary for the preservation of tax benefits, (v) the beginning of any taxable year to which the Board determines that no tax benefits may be carried forward, (vi) January 20, 2010 if stockholder approval of the Rights Plan has not been obtained prior to such date, or (vii) a determination by the Board, prior to the time any person or group becomes an Acquiring Person, that the Rights Plan and the Rights are no longer in our best interests or the best interests of our stockholders.

Exempt Persons. Our Board recognizes that there may be instances when an acquisition of shares by a stockholder would cause it to become an Acquiring Person under the Rights Plan even if that acquisition would not jeopardize the availability to us of our NOLs. Accordingly, the Board adopted procedures pursuant to the Rights Plan for determining whether a stockholder who requests an exemption from the operation of the Rights Plan is an Exempt Person with respect to such acquisitions of beneficial ownership of shares of our common stock. Under the Rights Plan, the Board has the authority to make such determinations and grant such exemptions in its sole discretion. The Board has resolved that a person or group may be considered an Exempt Person with respect to any acquisition of beneficial ownership of common stock if and to the extent that the Company in reliance upon our outside tax advisors determines that such acquisition will not result in:

(1) the creation of a new “5-percent stockholder” of the Company within the meaning of Section 382 and the related regulations, or

(2) an increase in the ownership of common stock of any existing 5-percent stockholder, under the provisions of Section 382 and the related regulations and compared to such 5-percent stockholder’s lowest ownership of common stock since January 20, 2009, of one-half of one percent (0.5%) or more of the outstanding common stock.

The Board also authorized and directed our officers, on our and the Board’s behalf, to make determinations in reliance on the analysis of our outside tax advisors as to whether a particular acquisition of beneficial ownership of common stock meets the criteria set forth above, and to confirm that a stockholder is an Exempt Person pursuant to the Rights Plan with respect to acquisitions of beneficial ownership of common stock meeting such criteria, subject to terms and conditions as such officers may find appropriate.

Redemption. The Board may redeem the Rights for $.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Anti-Dilution Provisions. The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common stock.

Amendments. The terms of the Rights Plan may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Other Considerations. Our Board believes that attempting to safeguard our tax benefits as described above is in our best interests. Nonetheless, the Rights Plan could have certain potentially negative consequences:

Potential Effects on Liquidity. The Rights Plan is expected to deter stockholders from acquiring, directly or indirectly, additional shares of our common stock in excess of the specified limitations (subject to the grant of exemptions as described above). Furthermore, a stockholder's ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock.

Potential Impact on Value. Because the Rights Plan may restrict a stockholder’s ability to acquire our common stock, the market value of our common stock might be affected. The Rights Plan could discourage or prevent accumulations of substantial blocks of shares in which our stockholders might receive a substantial premium above market value. However, these disadvantages are outweighed, in our opinion, by the importance of maintaining the availability of our tax benefits. Our Board of Directors did not adopt the Rights Plan to discourage stockholders from accumulating our common stock. The purpose is to reduce the risk that we may be unable to fully utilize the tax benefits described above as a result of future transfers of our common stock, and to increase our flexibility to repurchase our stock. For this reason we have adopted the process described above under “Exempt Persons” for stockholders to obtain exemptions from the impact of the Rights Plan if their acquisitions of beneficial ownership of our common stock do not endanger our ability to use our NOLs. We have also retained the ability under the Rights Plan for the Board to redeem the Rights or cause the Rights Plan to expire if the Board determines that the Rights are no longer in the best interests of the Company and its stockholders.

Vote Required

Approval of the Rights Plan requires the affirmative vote of the majority in voting power of all outstanding common stock entitled to vote, that are present, or represented by proxy, and are voted on the proposal to approve the Rights Plan at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU

VOTE “FOR” THE APPROVAL OF THE RIGHTS PLAN.

Proposal No. 5 – Stockholder Proposal Regarding Advisory Vote on Compensation

Gerald Armstrong , 910 Sixteenth Street, No. 412, Denver, CO 80202-2917, a beneficial owner of 12,500 shares of our common stock, has advised us that he intends to submit the proposal set forth in italics below at the Annual Meeting.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated below under the Company’s Statement in Opposition to Stockholder Proposal Regarding Advisory Vote on Compensation.

RESOLUTION: “That the shareholders of tw telecom inc request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management, to ratify the compensation of named executive officers listed in the proxy statement’s Summary Compensation Table and compensation awarded to members of the Board of Directors as disclosed in the proxy statement.

The proposal submitted to shareholders should clearly state that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officer or board members.”

STATEMENT: “As a shareholder, I am concerned about the levels of compensation afforded our top management and members of the board of directors, who are to be independent, when our corporation does not have positive bottom line earnings or net profits and is unable to pay a cash dividend to its shareholders.

“Levered free cash,” “modified EBITDA,” “our corporate DNA,” are only buzz-words. “Non-cash stock based employee compensation expense” for 2007 was $22,000,000. As this proposal is being prepared in late November of 2008, the per share market price has diminished to less than $5.00 from $24.00 at the end of 2007. TIME IS THE TEST OF VALUE! The following table summarizes increases in the compensation to our executives:

	2007	2006	2003
Larissa Herda	$5,289,312	$3,921,351	$1,265,000
Mark Peters	2,023,477	1,192,127	NL
John Blount	2,866,214	2,419,254	572,125
Paul Jones	1,252,857	1,241,680	540,125
Jill Stuart	958,481	661,047	NL

Compensation paid to members of Board of Directors in 2007:

Gregory Attorri	$438,184
Spencer Hays	308,927
* Kevin Mooney	333,231
* Kirby Pickle	411,779
* Roscoe Young	299,146

*	members of Compensation Committee

Golden parachutes, golden coffins (death benefits) in the millions, and some other items are not included and as noted in corporate reports, “named executive officers receive additional compensation in the amount of premiums, grossed up for taxes.” (emphasis added)

Mushrooming compensation is a great concern of shareholders. The Council of Institutional Investors recommends timely adoption of shareholders proposals on this subject. “There is no doubt that executive compensation lies at the root of the current financial crisis” wrote Paul Hodgson of The Corporate Library. Shareholders at Wachovia and Merrill Lynch did not support “Say on Pay” proposals in 2008 and now, these shareholders have a lot less to say.

An Advisory vote establishes an annual referendum process for shareholders about executive compensation. This can provide directors and management with useful information about shareholder views on executive compensation.

AFLAC submitted an Advisory Vote in its 2008 proxy statement where 93% voted in favor which confirms strong support for good disclosure and reasonable compensation. Nearly all presidential candidates in 2008 supported this, too.

If you agree, please vote “FOR” this proposal.”

The Company’s Statement in Opposition to Stockholder Proposal Regarding Advisory Vote On Compensation

Our Board recommends a vote AGAINST the proposal.

Our Board recognizes that executive compensation is a key corporate governance issue and has carefully considered the proposal. While the Board generally supports enhancing the dialogue between stockholders and the Board, the Board does not believe that it is in the best interests of our stockholders to provide for an advisory vote on executive compensation and recommends a vote against this proposal for the following reasons.

Our Board has put in place a thoughtful, performance-based executive compensation and retention program. Our executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program and is in the best position to analyze the efficacy and appropriateness of our compensation practices. The Committee regularly engages an independent compensation consultant to thoroughly analyze compensation matters, including performance metrics, competitive factors, industry trends and best practices. The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

The Compensation Committee exercises great care in determining and disclosing executive compensation. Decisions regarding executive compensation involve a complex consideration of numerous factors including confidential and proprietary information not appropriate to make publicly available. The Compensation Committee and the Board are in the best position to know, weigh and balance these factors. An advisory resolution would not have any legal consequence on any compensation arrangement nor would it enhance our compensation program. Furthermore, adopting this practice may well constrain the Compensation Committee’s efforts to recruit and retain exceptional executives who will focus on our long-term performance and grow stockholder value.

Moreover, the process requested by the proposal is not necessary because we already have an efficient and meaningful method for stockholders to communicate with the Board of Directors. As stated on our corporate website, www.twtelecom.com/investors/corp_gov.html, stockholders who wish to send a communication to the Board of Directors may send an e-mail to boardofdirectors@twtelecom.com and may address a communication to a particular board member by so indicating in the text of the message. We believe that direct communications between stockholders and the Board, including the Compensation Committee, is a much more effective and accurate method for stockholders to express their views on executive compensation practices. Communicating directly with the Board allows stockholders to voice any specific concerns about executive compensation practices directly to the decision makers.

We believe that our dedication to open and frequent dialogue between our Chairman, CEO and President and our investors on all topics is evidenced by our extensive quarterly conference calls that include lengthy question and answer sessions and frequent meetings with investors throughout the year. These avenues also afford more effective methods for us to receive stockholder input than the proposed advisory resolution.

In contrast, the vote recommended in the proposal would not provide any useful information to us and the members of our Compensation Committee. If implemented, the stockholder proposal would require our stockholders to vote “yes” or “no” on the compensation set forth in the Summary Compensation Table. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide useful feedback on executive compensation. The compensation is composed of many different elements. Since the vote on the compensation would be either “yes” or “no” as a whole, the Committee would not know which element the stockholders were voting against, what their specific objection was, or whether the concern related to director or executive compensation, a specific individual’s compensation or some other element of the compensation process. The Committee would be forced to speculate regarding the stockholders' concerns and no corrective action would likely be determinable.

We also expect that the U.S. Congress, in its current session, may consider legislation requiring stockholder advisory votes on executive compensation. Consequently, it would be premature for us to take action at this time to implement a stockholder advisory vote procedure. The Board believes that we and our stockholders are best served by monitoring legislative developments and responding to any new practices related to executive compensation and stockholder advisory votes that may become mandated by law or regulation.

Finally, we believe that the proponent has made misleading or inaccurate statements in support of his proposal. For example,

•

The reference to non-cash stock based compensation of $22 million in 2007 implies that it was only for named executives, when in fact this amount encompasses our entire employee base. $22 million is the total amount we expensed in 2007 as required under SFAS 123R for all employees. Since we became a reporting company in 1998, all of our employees have been eligible for equity based compensation. The weighted average strike price of the shares underlying this expense was $22.31, and our stock would have to appreciate, on average, above this amount, before our employees would realize value. This results in employees being rewarded only when our stock appreciates over the life of the option, if they remain our employees, demonstrating clear alignment with stockholders interests.

•

The statement refers to “golden coffins (death benefits).” However (apart from benefits that are available to all employees who participate in equity incentive or other benefit plans, such as accelerated option and restricted stock vesting), the only “death benefit” available if one of our named executives dies, is the right to receive earned and unpaid salary for up to 30 days after the date of death and a pro rata portion of the target short term incentive amount for the year of death.

•

The supporting statement also refers to “premiums, grossed up for taxes.” The amount of these premiums, for supplemental disability and life insurance, were nominal, and the gross-ups, were only $9,702 and $15,098 in the aggregate for all named executive officers in 2007 and 2008, respectively. We do not provide the named executives with excise or other tax gross-ups for potential severance payments.

We also note that compensation amounts quoted by the proponent for our Board and named executives from the Summary of Compensation tables in previous proxy statements are not all cash compensation, but include a substantial portion representing the dollar value that we recognized for financial statement reporting purposes as required by SFAS 123R for option and stock award expense. This is not actual realized compensation. The value ultimately realized by the Board members and executive officers may differ significantly from the amounts indicated depending on our stock price at the time of vesting, exercise and sale, and whether vesting criteria are met. For example, the “Grant Date Fair Value” of 2007 stock option and RSU grants as disclosed in our 2008 proxy statement was calculated to be $14.1 million for the named executive officers using a Black Scholes model that assumed the stock price appreciated to $34.87 from the $21.93 option strike price as granted, among other assumptions. We believe this starkly demonstrates the alignment of our compensation practices with our stockholders interests.

Conclusion

Our thoughtfully designed compensation program, the complex factors affecting compensation decisions, the ample opportunities that already exist for our stockholders to communicate their views on our executive compensation, the ambiguity of the results of a non-binding advisory vote and the possibility of legislation all support the conclusion that the proposed advisory resolution is not in our stockholders’ best interests and our Board’s recommendation that you vote “AGAINST” the proposal.

Vote Required

Approval of the stockholder proposal regarding an advisory vote on compensation requires the affirmative vote of the majority in voting power of all outstanding common stock entitled to vote, that are present, or represented by proxy, and are voted on the stockholder proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A

VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K, and based on that review and discussion, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders.

Compensation Committee:

Roscoe C. Young, II, Chairman

Kevin W. Mooney

Kirby G. Pickle

Compensation Discussion and Analysis

Overview, Roles and Philosophy

Oversight of Executive Compensation. The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors, the compensation and terms of employment of the named executive officers and certain other senior management personnel. The Committee also approves all equity-based awards to the CEO and other executive officers. The members of the Committee are independent directors Roscoe Young, Chairman, Kevin Mooney and Kirby Pickle. In this Compensation Discussion and Analysis, we refer to the persons set forth in the Summary Compensation Table as the “named executive officers” or “named executives” and to the Company as “we” or “us.”

The Compensation Committee directly retains the services of a consulting firm, Mercer (US) Inc., to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. The consultant has not been engaged to do any work directly for us. The consultant’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The consultant reports to the Chairman of the Compensation Committee, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Committee. We paid the consultant approximately $135,000 for its services to the Compensation Committee in connection with 2008 compensation.

The Committee requests information and recommendations from the consultant as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans, and practices. All of the decisions and recommendations to the full Board about the executive compensation program, including the specific amounts paid to executive officers, are made by the Committee alone and may reflect factors and considerations in addition to the information and recommendations provided by the consultant.

Compensation Philosophy. The objective of our compensation program is to attract, motivate, and retain the high caliber executives necessary to achieve our business strategy. The program is designed to reward achievement of and is intended to provide a strong linkage with our current principal objectives that are: to increase revenue, net income and Modified EBITDA (defined below), continue to improve profitability and generate levered free cash flow, and build long-term stockholder value. The following principles have guided the Committee’s decisions:

•

We should provide annual cash compensation including short- and long-term incentives and benefits to attract, retain, and motivate high caliber executives that is competitive with telecommunications and other companies that we compete with for executive talent.

•	We should provide individual cash award targets that reward executives for the achievement of challenging business goals.

•

We should target total direct compensation that is above the median for our industry when our performance meets or exceeds expectations based on our established objectives, performance relative to industry peers and prevailing economic conditions.

•	The interests of executives should be aligned with those of the stockholders through a strong emphasis on equity-based compensation.

The total compensation opportunity available to the named executives consists of base salary, short-term cash incentives in the form of our Annual Incentive Plan or AIP, and long-term incentives in the form of equity-based compensation and other benefits. The Committee believes that the total compensation opportunity should be market competitive and targets base salary to the market median. In addition to market competitiveness, the Committee believes total compensation opportunities should also reflect each position’s internal value to our business, taking into account functional responsibilities, complexity, the organizational impact of the position and individual performance. Our named executives are also eligible to participate in our 401(k) plan that is available to all eligible employees and includes a partial Company match and in our broad-based medical, health, life insurance, flexible spending account and disability plans. They also receive supplemental disability and life insurance coverage that is not available to other employees.

The Committee applies the same compensation policies to all of the named executives. Differences in compensation decisions for individuals within that group are largely a function of differences in the scope and impact of their positions and the competitive markets for those positions.

Our Executive Compensation Evaluation Process. The Committee uses competitive market data as one factor to determine whether the amounts and types of compensation we pay our officers are appropriate. With the consultant’s assistance, the Committee annually conducts comprehensive assessments of the competitiveness of our executive compensation program, based primarily on how the elements of our executive compensation package and total compensation opportunities of our executives compare with those provided by a peer group of companies in the telecommunications industry and by referencing published compensation survey data from a broader group of similarly sized companies. For 2008 compensation decisions, the Committee, after review, decided that the group of peer companies selected in 2007 to use for compensation comparison based on roughly similar industry, revenue and asset size, business complexity, growth attributes and customer profile relative to us was still appropriate. The companies included in the peer group are:

Level 3 Communications Inc. Frontier Communications Corp. Verisign Inc. Premiere Global Services Inc.	Centurytel Inc. Global Crossing Ltd. XO Holdings Inc. Primus Telecomm Group Inc.	Cincinnati Bell Inc.

Because of variations in size among companies in the peer group, compensation data was regressed to enhance its comparability. The consultant also assists the Committee with matching our executive positions against those of the peer companies and those referenced in published surveys in terms of job and functional responsibilities for comparison purposes. The Committee recognizes, however, that our profile is unique and that no other companies are directly comparable. In addition, the Committee believes that the market for executive talent in which we compete is much broader than the peer companies. As a result, peer data is augmented by published survey information from a broader range of companies, and in some cases, compensation decisions may reflect the differences between us and the peer companies in the selected groups. Survey data is also used as a reference point for positions where there is no peer data available because of the absence of positions comparable to ours. Because peer and survey data generally reflect compensation paid by the included companies at least a year prior to the Committee’s review, the data was trended forward to 2008 by using an assumed growth rate of 3.6%. The Committee carefully selected the surveys it reviewed, taking into account industry, geography, job scope measures, survey quality and data integrity. For 2008 compensation decisions, the

Committee reviewed compensation data covering telecommunications industry companies and other companies with annual revenue of $500 million to $2 billion compiled from the following published surveys:

•	2008 Mercer US Americas Executive Remuneration Database

•	2007/2008 Watson Wyatt Report on Top Management Compensation

While the Committee reviews and takes into account peer and survey data to determine the competiveness of our executive compensation programs, the Committee wishes to remain flexible to tailor our compensation to the changing circumstances in our industry and economy and also considers other factors such as our performance relative to our peers, individual performance and our unique position in our industry. As a result, the Committee retains discretion to set compensation within or outside the ranges for the peer companies.

In making its compensation decisions, the Committee used tally sheet information that showed the total value of the compensation package proposed to be delivered to each named executive with estimated stock option values based on historical valuation of our stock options using a Black-Scholes option pricing model. While mindful of the limitations of an estimated valuation using a Black-Scholes option pricing model which can change significantly depending on the assumptions employed, the Committee used these analyses to validate the internal equity between positions, the total value of the compensation in relation to the position’s scope and the market competitiveness of the compensation packages.

The Committee applies essentially the same principles and uses the same inputs to determine the CEO’s compensation as for the other named executives. Differences in the amount of her actual compensation from the other named executives are a function of almost universally higher salaries for CEOs than for other positions in the competitive market and the greater scope of her position.

Role of the CEO. The CEO reviews the annual performance of the other executive officers with the Committee at the beginning of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under the AIP and grants of equity incentives for those executives. The consultant reviews these recommendations and provides input with respect to the compensation recommendations. The Committee reviews these recommendations in executive session, without the affected executives present, and exercises its full discretion to determine whether to approve or adjust the recommended amounts. The Committee assesses the performance of the CEO, taking into account the market data provided by the consultant, and determines her cash and equity compensation in executive session without any executive officers present.

Components of the Executive Compensation Program

Base Salary. Base salaries are designed to attract senior executives and retain them over time. For 2008, the Committee targeted base salaries to be positioned at the peer group median for most positions. The Committee reviewed the base salaries of our CEO and named executives against peer group published survey data and considered individual performance and the complexity, scope and impact of each position. The Committee also considered internal equity, which focused on whether comparably situated executives are paid fairly relative to each other and to our other management levels. Based on these factors, the Committee determined that modest increases recommended by the CEO for the other named executives were required to bring their base salaries to target levels, to remain competitive. Accordingly, base salaries of the other named executives in 2008 were adjusted by amounts ranging from 2.5% to 4%.

The Committee considered the CEO’s base salary relative to peer group data as well as her performance in determining the CEO’s 2008 salary increase of 6%. The amount of the base salary increase was also impacted by the Committee’s decision to decrease her AIP target from 200% to 175% as discussed below. The base salary amounts for all positions were also influenced by the Committee’s view of the appropriate mix of at-risk (consisting of AIP and equity compensation) versus compensation not at risk (consisting of base salary) for the various positions. Generally, the Committee believed that at risk compensation should be a larger portion of the total direct compensation opportunity for the CEO and COO than for the CFO, General Counsel and Chief Accounting Officer due to the nature of the positions. The charts below show the compensation mix for each of the named executive officers for 2008 (using the grant date fair value of the equity compensation as shown in the Grant of Plan-Based Awards for 2008 table):

	Larissa L. Herda	Mark A. Peters	John T. Blount	Paul B. Jones	Jill R. Stuart
Base	14%	15%	14%	22%	17%
AIP	26%	12%	15%	16%	13%
Equity	60%	73%	71%	62%	70%
Total at Risk	86%	85%	86%	78%	83%

For 2009, based on peer group data, the Committee decided to hold the base salary of the COO at the same level as 2008, and increased the salaries of the CFO, General Counsel and Chief Accounting Officer 10%, 3% and 2%, respectively. The CEO requested that her salary not be increased for 2009 although peer data indicated that her current base salary was below the median peer group CEO salary level. The CFO’s 10% increase reflected the greater degree to which his base salary lagged the peer group median, compared with the other positions.

Because our short-term AIP is structured as a percentage of base salary, an increase in base salary will increase the executive’s potential opportunity under the AIP. However, the actual amounts paid are based on performance as described below. The long-term incentives are not based on a multiple of salary. Insured benefits, such as life insurance and disability, are also linked to base salary.

Short-Term Incentives. The AIP is a short-term component of incentive compensation designed to align our named executives’ pay with the individual’s performance of his or her job during the preceding year and with our annual performance. It is intended to focus executives on specific corporate and individual goals and leadership attributes that the Committee believes are important to our long-term success.

The individual target short-term incentives for each named executive for 2008 ranged from 75% to 175% of their base salaries, and payouts may range from 0% to 200% of the target. We do not guarantee that executives will receive payouts under the AIP at their individual target levels. The Committee assessed the individual AIP targets for each position that were established for the prior year in part by reference to market data and in part based on the potential impact of the executive’s position on our results. On that basis, the Committee concluded that the individual targets remained at appropriate levels, except for the CEO whose target was reduced from 200% to 175% to better align her short-term incentive with the short-term incentives for CEOs of the peer companies. The Committee also reviewed market data for total cash compensation supplied by the compensation consultant and compared the total cash compensation opportunity for our named executive officers to that data to assure that the total cash opportunity remains competitive. However, the AIP awards made in any year are more a function of our and the executives’ performance than market survey comparisons. The individual threshold, target and maximum opportunities of the named executives as a percentage of base salary are disclosed in the Grants of Plan-Based Awards Table, and actual incentives paid for 2008 are disclosed in the Summary Compensation Table.

There is no strict formula for determining the extent to which AIP payouts to the named executives will be above or below the individual targets. For 2008, the Committee modified the manner in which it determined the payouts to further de-emphasize a formulaic approach based on achievement of financial metrics in favor of focus on the contributions the named executive officers made individually and collaboratively to drive current year performance while making important strategic decisions that are intended to improve our ability to compete in our industry and thereby create and sustain long-term shareholder value. The Committee does not believe that quantitative financial measures should be a significant determinant of the short-term incentive payments because management needs flexibility to take actions in response to a dynamic environment that position us well for the longer term, even if those actions adversely affect short-term results.

For 2008, the individual performance factors, assessed on a largely qualitative basis, that the Committee considered in approving the AIP payments for the named executives other than the CEO included

•	their impact on our results;

•	their demonstration of strategic leadership, and

•	their leadership of people.

For the named executives other than the CEO, the CEO made recommendations to the Committee regarding the amounts to be paid under the AIP, applying the factors mentioned above, based on her in-depth knowledge of each individual’s performance, the assessment of their peers and the individual’s manager’s assessment, in the case of Ms. Stuart who reports to Mr. Peters. Based on their assessments of the relevant factors, including the competitive position of total cash compensation of these executives relative to comparable positions at peer companies, the Committee determined to make AIP awards 110% of targets to Messrs. Peters and Blount and 100% to Mr. Jones and Ms. Stuart.

The Committee determined the CEO’s AIP payout of 108% of target by assessing

•	overall 2008 Company performance,

•	her strategic leadership,

•	her leadership of the executive team,

•	her ability to manage us in the current market environment, and

•	her effectiveness in communicating with external stakeholders such as investors and analysts.

Long-Term Equity Incentives. Our long-term incentives are designed to create incentives for named executive officers to remain with us and to align the interests of named executives with stockholders by rewarding named executives for results that create stockholder value over the longer term. The Committee historically granted stock options to our named executive officers for this purpose. Since 2004, we have granted restricted stock and RSUs in addition to stock options to increase the retention value of the equity component. In determining the size and type of awards, the Committee considers several factors including the unvested values of prior equity grants that remain under those awards to provide retention value over the next three to four years, and our performance. The Committee designs our long-term incentives on an annual basis to achieve its compensation goals most effectively in light of the circumstances existing at the time of grant. The value of equity granted to executives in comparable roles at peer group companies and the similarly sized industry group of companies described above are referenced to ensure that incentive awards are market competitive.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Among other factors that the Committee considers is the mix of compensation elements employed by the peer group companies. The Committee believes that a set strategy would hamper the flexibility of the compensation program and hinder adjustments necessary in the highly competitive and dynamic environment in which we operate.

In January 2008, the Committee approved grants of stock options to the named executives as set forth in the “Grant of Plan-Based Awards for 2008” table. The Committee reviewed both competitive market data and the history of equity grants to our named executives, considering that a reasonable number of service-based RSUs had been granted in previous years to provide purely retention objectives. On that basis the Committee decided that the long-term incentive grants should be in the form of stock options to provide explicit linkage between stock price performance and named executive officers, and provide leveraged rewards aligned with stockholder interests. The stock options vest over four years at the rate of 25% annually on the anniversary of the grant date.

At the January 2009 Board of Directors meeting, the Board determined that the performance-based RSUs granted in January 2007 should vest at 93% based on our actual achievement of the compounded annual revenue growth and Modified EBITDA margin targets established at the grant date for the two year period ended December 31, 2008. Modified EBITDA is a non-GAAP measure that we define as net income or loss before depreciation, amortization and accretion expense, impairment charges and other gains and losses, interest expense, interest income, debt extinguishment costs, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation. Modified EBITDA Margin is Modified EBITDA expressed as a percentage of revenue. The Board had sole discretion to adjust the performance targets if we made a material acquisition or disposition during the two year reference period, or experienced a significant loss of revenue or a material loss or expense from an event beyond management’s control (such as the loss of a significant customer’s revenue, adverse economic conditions, a natural disaster, etc.), but did not apply that discretion to the determination of the 93% vesting.

Acceleration of Vesting Upon Change of Control. The stock options, restricted stock, and RSU awards that we granted to the named executives and other employees in 2008 generally vest upon the completion of a change in control. We adopted the so-called “single” trigger treatment for these equity awards because:

•	We believe these provisions are consistent with current market practices in our industry and other technology companies;

•

We believe that our employees should have the same opportunities as stockholders to sell their equity at the time of the change in control event and realize the value created at the time of the transaction;

•	Employees’ outstanding equity should not be tied to a new company’s future success;

•	The underlying performance goals for performance-based RSUs are not likely to remain meaningful for the combined company; and

•	Single trigger vesting enhances the retention value of the equity at the time of grant.

Employment and Change of Control Employment Agreements. The Committee believes that severance protection for executives is an important tool for attracting and retaining key employees, remaining competitive with the market for executive talent and protecting stockholder interests in a change of control situation. We entered into new employment agreements and change of control employment agreements (“Change of Control Agreements”) in 2007 with Messrs. Peters, Jones and Stuart and in 2008 with Mr. Blount. These agreements superseded prior agreements with those executives that covered both pre-and post-change of control scenarios. Ms. Herda is party to an employment agreement that we entered into in November 2004 with terms and conditions as described under “Potential Payments upon Termination or Change of Control.”

The Change of Control Agreements are intended to promote continuity of management if a change of our control occurs thereby enhancing the value of the entity to a potential buyer and to provide retention incentives for our named executives during a period of consolidation in our industry. In addition, the Change of Control Agreements are intended to provide appropriate protection to the named executives and other key management personnel to minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests.

The Change of Control Agreements become effective when a Change of Control as defined in the Agreements (see “Potential Payments Upon Termination or Change of Control—Agreements with Other Named Executives—Change of Control Employment Agreements”) occurs and supersede the Employment Agreements. The payments under the Change of Control Agreements that are described below under “Potential Payments Upon Termination or Change of Control” are triggered if a Change of Control occurs and within 13 months (for Messrs. Peters, Blount and Jones) and 18 months (for Ms. Stuart) we or our successor terminate the named executive without Cause, as defined in the Change of Control Agreements, or the executive terminates his or her employment for Good Cause, as defined in the Change of Control Agreements. The named Committee chose a double trigger for the severance benefits under these agreements because the Committee believes that the named executives who are parties to those agreements should not be entitled to benefits merely because a Change of Control has occurred and because we want to encourage them to remain with us or our successor for some period to facilitate a smooth transition.

The Change of Control Agreements provide for payment of severance benefits if an executive terminates his or her employment within the same 13 month or 18 month period, as applicable, for Good Cause as defined in the Change of Control Agreements, because the Committee believes that termination by the executive for Good Cause is essentially a constructive termination and is conceptually the same as termination by us without Cause. The Committee also believes that this protection is necessary because a potential acquirer may have an incentive to constructively terminate an executive to avoid paying severance benefits. For the same reason, we have defined Cause more narrowly in the Change of Control Agreements than in the employment agreements, to avoid potential pretext by an acquirer seeking to avoid severance obligations.

Messrs. Peters, Blount and Jones also have the right during a 30-day period beginning on the one year anniversary of a Change of Control to terminate their employment for any reason and receive severance payments. We provided this right for these three positions because their functions and effectiveness are more likely than others to be adversely affected by a change in corporate culture or work environment occasioned by a Change of Control. As a result, the Committee believes that the additional protection of a limited termination right is appropriate. Because of this additional protection, Messrs. Peters, Blount and Jones have the shorter 13 month period following a Change of Control during which a termination may trigger severance payments.

The Committee believed the payout multiples—2 times base salary and target bonus for the CFO, General Counsel and Chief Accounting Officer and 2.5 times base salary and target bonus for the COO—to be in line with current market practices as well as reasonable to protect the named executives.

The new Employment Agreements entered into with the COO in 2008 and the CFO, General Counsel and CAO in 2007 replaced previous agreements with the named executive officers that had the same or longer terms and had generally greater severance benefits. The Committee believes that employment agreements are an important tool for attracting and retaining executive talent. The Committee believes that the severance multiples for termination without cause—1.5 times annual base salary plus target bonus for the COO, CFO and General Counsel and one time the annual base salary plus target bonus for the CAO—are reasonable because they correspond with the terms of the executives non-compete and non-solicitation obligations and are competitive.

Timing of Equity Awards. Since 2004, the Committee’s practice has been to grant equity-based awards at the first Board meeting of the fiscal year or shortly thereafter, after our year end financial results are available to the Committee for review. This is the same time that the Committee reviews base salaries and determines the payouts under the AIP. The Committee makes equity awards at this time because it prefers to address the entire executive compensation package at one time. Equity awards may also be made at other times of the year for new hires or promotions. The exercise price of options is the closing price of our common stock on the Nasdaq Global Select Market on the grant date. The grant date for annual equity awards to the named executives is the date that the Committee approves the awards. For new hires or promotions, the grant date is the effective date of the new hire or promotion.

Securities Trading Policy. Our insider trading policy prohibits all employees and directors trading in any interest or position relating to the future price of our stock, such as puts, calls or short sales.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits our income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. While the Committee intends to maximize the deductibility of executive compensation where practicable, we may pay compensation that is not fully deductible if the Committee believes it is in our best interest to do so. As a result of our current tax situation and current compensation levels, the Committee does not believe that the loss of any deductibility of executive compensation will be material to our results. In 2008, the compensation to the CEO and COO exceeded the 162(m) deductibility limits. The CEO’s compensation exceeded the limit by approximately $1.7 million and the compensation to the COO exceeded the limit by approximately $400,000. This did not result in any cash tax cost to us, but rather resulted in a higher utilization of our NOL carry forwards that may be available to offset future tax liabilities than would have been the case had all of the compensation been deductible.

Implementation of a cash short-term incentive plan that complies with Section 162(m) would limit our flexibility without a sufficient corresponding benefit to us. Therefore, at this time, the Committee has decided not to adopt a qualifying incentive bonus plan applicable to cash short-term incentives. The Committee intends to review the advisability of adopting such a plan in the future if our tax position or compensation levels change significantly. Our 2000 Employee Stock Plan, as amended, enables the Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m). The Committee authorized the issuance of performance-based RSUs in January 2006 and in January 2007 and may consider issuing performance-based equity awards in the future rather than awards such as time based restricted stock that is subject to limitations on deductibility.

Summary of Compensation for 2008

The following table summarizes the total compensation paid or earned for the years ended December 31, 2008, 2007 and 2006 by each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Larissa L. Herda,	2008	$850,000	—	$1,323,842	$1,463,231	$1,600,000	$28,980	$5,266,053
Chairman, President, and Chief Executive Officer	2007	$800,000	—	$1,762,290	$1,105,356	$1,600,000	$21,666	$5,289,312
	2006	$650,000	—	$753,911	$1,188,950	$1,300,000	$28,490	$3,921,351

Mark A. Peters,	2008	$364,000	—	$833,069	$808,730	$300,300	$15,225	$2,321,324
Executive Vice President and Chief Financial Officer	2007	$350,000	—	$1,000,674	$394,419	$262,500	$15,884	$2,023,477
	2006	$280,000	—	$321,481	$156,278	$420,000	$14,368	$1,192,127

John T. Blount,	2008	$492,660	—	$911,982	$1,150,682	$541,926	$16,625	$3,113,875
Chief Operating Officer	2007	$476,000	—	$1,205,325	$691,948	$476,000	$16,941	$2,866,214
	2006	$425,000	—	$506,991	$614,785	$850,000	$22,478	$2,419,254

Paul B. Jones,	2008	$319,323	—	$352,591	$358,727	$239,492	$21,135	$1,291,268
Executive Vice President, General Counsel and Regulatory Policy	2007	$311,535	—	$462,024	$228,562	$233,651	$17,085	$1,252,857
	2006	$301,000	—	$190,476	$275,697	$451,500	$23,007	$1,241,680

Jill R. Stuart,	2008	$227,700	—	$323,937	$358,727	$170,775	$15,682	$1,096,821
Senior Vice President, Accounting and Finance and Chief Accounting Officer	2007	$220,006	—	$376,520	$184,168	$161,700	$16,087	$958,481
	2006	$191,000	—	$107,160	$109,183	$238,750	$14,954	$661,047

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with SFAS 123R, for awards pursuant to our 1998 Stock Option Plan and 2000 Employee Stock Plan and reflect amounts granted in and prior to 2008, rather than the amounts paid to or realized by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. The value ultimately realized by the named executive officers may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether or not certain performance and employment criteria, as applicable, are met to allow vesting.
(2)	Represents amounts paid in 2009 in respect of 2008 performance under our AIP. The AIP is described in “Executive Compensation and Other Information—Compensation Discussion and Analysis—Components of the Executive Compensation Program—Short-Term Incentives” and following the table titled “Grants of Plan-Based Awards for 2008.”
(3)	The amount shown in the “All Other Compensation” column includes contributions of $11,500 made by us to our defined contribution 401(k) plan on behalf of each named executive officer. Insurance premiums and tax reimbursements comprise the additional amounts in this column. Insurance premiums and tax reimbursements are each less than $10,000 for each named executive officer, with the exception of Ms. Herda, whose life and supplemental disability premiums totaled $10,386 for the year ended December 31, 2008.

The base salaries for the named executive officers for 2009 are $850,000 for Ms. Herda, $400,000 for Mr. Peters, $492,660 for Mr. Blount, $329,000 for Mr. Jones, and $232,000 for Ms. Stuart. We do not currently have our own pension plan. However, Mr. Jones and Ms. Stuart will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on their service to us or Time Warner Cable on or prior to December 31, 1998.

Grants of Plan-Based Awards for 2008

The following table lists our grants and incentives during the year ended December 31, 2008 of plan-based awards, both equity and non-equity based including AIP, to the executive officers named in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized or that any amount under the AIP will be paid out. All options set forth in the table below have an exercise price higher than the closing price of our shares on the Nasdaq Global Select Market on March 31, 2009 of $8.75.

Name (a)	Grant Date (b)							All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Larissa L. Herda	1/31/2008	—	—	—	—	—	—	—	500,000	$17.48	$3,629,600
	N/A	—	$1,487,500	$2,975,000	—	—	—	—	—	—	N/A

Mark A. Peters	1/31/2008	—	—	—	—	—	—	—	250,000	$17.48	$1,814,800
	N/A	—	$273,000	$546,000	—	—	—	—	—	—	N/A

John T. Blount	1/31/2008	—	—	—	—	—	—	—	350,000	$17.48	$2,540,720
	N/A	—	$492,660	$985,320	—	—	—	—	—	—	N/A

Paul B. Jones	1/31/2008	—	—	—	—	—	—	—	125,000	$17.48	$907,400
	N/A	—	$239,492	$478,985	—	—	—	—	—	—	N/A

Jill R. Stuart	1/31/2008	—	—	—	—	—	—	—	125,000	$17.48	$907,400
	N/A	—	$170,775	$341,550	—	—	—	—	—	—	N/A

Amounts in column (d) represent target awards under the AIP, our short-term cash incentive plan, which equal a specified percentage of base salary as in effect on December 31 of the year before payment is made. The target awards for each individual range from 75% to 175% of base salary for 2008. Target amounts are not guaranteed and there is no minimum or threshold amount. AIP awards of up to 200% of target could be paid for extraordinary performance and amounts significantly below the target amount could be awarded for lesser performance. The amounts in column (e) represent 200% of the target amount. The actual amount of the AIP payouts made in 2009 in respect of 2008 performance is the amount shown in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. There is no strict formula for determining the extent to which AIP awards to named executives will be above or below the aggregate individual targets. See “Compensation Discussion and Analysis–Components of the Executive Compensation Program-Short-Term Incentives” for a discussion of how the individual awards to the named executives in respect of 2008 performance were determined.

The Compensation Committee approved option grants in 2008 for the named executives as shown in column (j). The options vest in 25% increments on each anniversary date of the grant date.

Outstanding Equity Awards at December 31, 2008

The following table lists outstanding option and stock awards to the executive officers named in the Summary Compensation Table.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Larissa L. Herda	11/17/1999	1,000,000	—	N/A	$34.50	11/17/2009	2/13/2006	75,000	(2)	$635,250
	11/27/2000	70,000	—		$53.00	11/27/2010	1/25/2007	56,250	(3)	$476,438
	11/16/2001	440,000	—		$14.72	11/15/2011	1/25/2007				34,875	(4)	$295,391
	1/13/2005	80,000	20,000		$3.46	1/12/2012
	1/25/2007	37,500	112,500		$21.93	1/24/2014
	1/31/2008	—	500,000		$17.48	1/30/2015

Mark A. Peters	7/19/1999	24,062	—	N/A	$27.00	7/19/2009	2/13/2006	37,500	(2)	$317,625
	8/2/2000	18,000	—		$61.00	8/2/2010	1/25/2007	37,500	(3)	$317,625
	9/30/2004	469	—		$4.80	9/29/2014	1/25/2007				23,250	(4)	$196,928
	1/13/2005	3,750	3,750		$3.46	1/12/2012
	4/1/2005	5,625	11,250		$3.95	3/31/2012
	1/28/2007	25,000	75,000		$21.93	1/24/2014
	1/31/2008	—	250,000		$17.48	1/30/2015

John T. Blount	11/17/1999	300,000	—	N/A	$34.50	11/17/2009	2/13/2006	50,000	(2)	$423,500
	11/27/2000	40,000	—		$53.00	11/27/2010	1/25/2007	37,500	(3)	$317,625
	11/16/2001	118,950	—		$14.72	11/15/2011	1/25/2007				23,250	(4)	$196,928
	1/25/2007	25,000	75,000		$21.93	1/24/2014
	7/1/2005	37,500	37,500		$6.22	6/30/2012
	1/13/2005	22,500	11,250		$3.46	1/12/2012
	1/31/2008	—	350,000		$17.48	1/30/2015

Paul B. Jones	11/17/1999	100,000	—	N/A	$34.50	11/17/2009	2/13/2006	20,000	(2)	$169,400
	11/27/2000	25,000	—		$53.00	11/27/2010	1/25/2007	15,000	(3)	$127,050
	1/13/2005	18,750	3,750		$3.46	1/12/2012	1/25/2007				9,300	(4)	$78,771
	1/25/2007	10,000	30,000		$21.93	1/24/2014
	11/10/2003	3,000	—		$10.16	11/9/2010
	1/31/2008	—	125,000		$17.48	1/30/2015

Jill R. Stuart	7/22/1999	8,500	—	N/A	$26.88	7/22/2009	2/13/2006	12,500	(2)	$105,875
	8/2/2000	18,000	—		$61.00	8/2/2010	1/25/2007	15,000	(3)	$127,050
	9/28/2001	5,000	—		$7.25	9/27/2011	1/25/2007				9,300	(4)	$78,771
	11/16/2001	8,000	—		$14.72	11/15/2011
	1/13/2005	11,250	3,750		$3.46	1/12/2012
	1/25/2007	10,000	30,000		$21.93	1/24/2014
	1/31/2008	—	125,000		$17.48	1/30/2015

(1)	Options vest at a rate of 25% per year over the first four years of the seven-year option term.
(2)	Represents service-based RSUs that were granted in 2006 under the 2000 Employee Stock Plan. The service-based RSUs vest on December 31, 2009 if the named executive is an active full-time employee of ours in good standing on that date.
(3)	Represents service-based RSUs that were granted in 2007 under the 2000 Employee Stock Plan. The service-based RSUs vest at a rate of 25% per year on December 31 of each of the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates.

(4)	Represents performance-based RSUs that were granted in 2007 under the 2000 Employee Stock Plan. The reported number represents the number of shares that vested on January 28, 2009 based on the Company’s compounded revenue growth and Modified EBITDA margin for the two year period ended December 31, 2008 as determined by our Board on the vesting date.

Option Exercises and Stock Vested During 2008

The table below discloses certain information regarding options that were exercised and stock awards vested during 2008, for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Larissa L. Herda	330	$2,564	109,687	$1,677,413

Mark A. Peters	29,532	$389,481	56,250	$819,188

John T. Blount	22,500	$361,429	85,625	$1,316,006

Paul B. Jones	—	—	28,625	$436,031

Jill R. Stuart	3,750	$57,359	20,000	$283,650

(1)	The amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.
(2)	Amount shown is the aggregate market value on the vesting date of the shares issued upon vesting of RSUs or vested shares of restricted stock. These amounts include the following shares that we withheld to satisfy tax withholding obligations that arose upon vesting of stock awards:

	Stock Awards
Name	Number of Shares	Value
Larissa L. Herda	11,553	$97,854

Mark A. Peters	7,703	$65,244

John T. Blount	13,866	$165,023

Paul B. Jones	2,331	$19,744

Jill R. Stuart	2,331	$19,744

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of the named executive officers and change of control employment agreements with four of the named executives.

Our CEO’s Agreement

Ms. Herda’s agreement has a five year initial term commencing November 1, 2004. Ms. Herda’s base salary was $850,000 in 2008 and will remain the same in 2009, and her target AIP was 175% of her annual salary in 2008 and will remain the same in 2009, with actual AIP amounts that may range from 0% to 200% of her AIP target depending on her and our actual performance. Her base salary may be increased at the Board’s discretion, but may not be reduced. In addition, Ms. Herda is entitled to payments each year equal to 167% of the premium we would have to pay to obtain, from a carrier chosen by us, term life insurance coverage on Ms. Herda’s life in specified amounts, which Ms. Herda is not obligated to use to purchase life insurance. We do not take these amounts into account in determining Ms. Herda’s AIP, which is based on a percentage of her salary. Ms. Herda is also entitled to certain supplemental disability coverage at our expense in addition to our standard group disability plan.

Ms. Herda may terminate her employment with us upon 30 days’ notice if she notifies us in writing within 180 days after the occurrence of any of the following events that constitute “good reason”:

•	A change of more than 50 miles in the location of her office or our principal executive offices;

•

A material reduction in her responsibilities (excluding appointment of a non-executive Chairman of the Board if required or deemed advisable by our Board because of legal or regulatory requirements); or

•	Our material breach of the agreement.

We may, with the approval of a majority vote of our Board of Directors, terminate Ms. Herda’s employment without cause. If Ms. Herda terminates her employment for “good reason” or we terminate her employment without cause she will receive a lump-sum payment of the discounted present value of her base salary and annual target AIP amount otherwise payable during the remaining term of employment, but not less than the sum of her salary and target AIP amount pro-rated for a 24-month period. The payment is subject to the six-month delay mandated by IRC Section 409A, if applicable.

In addition, from the date Ms. Herda’s employment terminates until the date she no longer receives health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, or the last day of the initial term of her agreement, whichever is earlier, we must pay Ms. Herda $15,800 per year. Thereafter, we must pay her $5,000 per year until she is eligible to receive health benefits due to other employment or the initial term of her agreement expires. Ms. Herda must execute a full release of claims against us in order to receive the payments and benefits described above. Ms. Herda is restricted from becoming an officer, director, partner or employee of or consultant to or acting in any managerial capacity with or owning any equity interest (other than owning less than 1% of any publicly traded company) in any business entity defined as a “Competitive Business Entity” under the agreement or soliciting our employees for another employer for any period during the term of her employment and for 18 months following the effective date of termination.

If Ms. Herda becomes disabled during the term of her employment agreement and is unable to perform all or substantially all of her duties, she will receive her salary for the first 26 weeks of the disability. Thereafter, we may elect to terminate her employment and pay her a lump sum equal to 75% of her then current salary and her target AIP amount pro-rated for an 18-month period. These payments would be reduced by amounts received from any, disability insurance coverage that we provide.

If Ms. Herda dies during the term of her employment agreement, her beneficiaries will receive her earned and unpaid salary for up to 30 days after the date of death and a pro rata portion of her target AIP amount for the year of death and any benefits that may be due to her estate or beneficiaries under the provisions of any of our benefit plans.

If Ms. Herda’s employment is terminated for cause, she would be entitled to receive only her earned and unpaid salary through the date of termination and any benefits that may be due her under our benefit plans. The Board may terminate Ms. Herda’s employment for cause if she:

(i)	is convicted of a felony;

(ii)	willfully refuses to perform her obligations under her employment agreement without cause;

(iii)	misappropriates, embezzles or recklessly destroys our property;

(iv)	willfully and materially breaches any statutory or common law duty of loyalty; or

(v)	materially breaches her trade secret, non-competition or non-disparagement covenants.

Agreements With Other Named Executives.

Messrs. Peters and Jones and Ms. Stuart entered into employment agreements and change of control employment agreements with us effective September 28, 2007. Mr. Blount entered into an employment agreement and change of control employment agreement with us effective October 29, 2008. These agreements superseded prior employment agreements with those executives that covered both pre-and post-change of control scenarios.

Employment Agreements

The employment agreements with the named executives other than Ms. Herda have the following terms:

Executive	Agreement Initial Term	End Date	Minimum Annual Salary	AIP Target (% of Base Salary)
Mark A Peters	3 years	September 28, 2010	$400,000	75%
John T. Blount	3 years	October 29, 2011	$492,660	100%
Paul B. Jones	3 years	September 28, 2010	$329,000	75%
Jill R. Stuart	18 months	March 29, 2009 (1)	$232,000	75%

(1)	Ms. Stuart’s employment agreement automatically renewed until March 29, 2010.

The actual AIP amount paid to each executive may range from 0% to 200% of the target amount depending on our and such executive’s performance. The table reflects the minimum annual base salaries of the named executive officers under the terms of their employment agreements for 2009, which are their 2009 base salaries.

The employment agreements automatically renew after their initial terms as shown above for successive one year terms unless we notify the executive of non-renewal at least sixty days prior to the end of the term or renewal term. All have a target cash annual incentive of 75% of their base salaries, except for Mr. Blount whose target is 100% of his base salary, the actual payout of which may range from 0% to 200% depending on our and the executive’s actual performance.

Termination With and Without Cause. If we terminate the executive’s employment other than for Cause, as defined in the employment agreements, the executive is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 1.5 times, in the case of Messrs. Peters, Blount and Jones, and one time, in the case of Ms. Stuart, their then current base salary and target AIP amount, plus an amount equal to 18 months of premiums for health care continuation coverage (less the amount the executive would have contributed to premiums under our health care plan for active employees). In such case, the executive is bound by non-competition and non-solicitation covenants for 18 months (or 12 months for Ms. Stuart). If we terminate the executive’s employment for Cause, the executive will only receive earned and unpaid base salary accrued through the date of termination.

Termination for Disability or Death. We may terminate the executive for a disability if the executive is absent from his or her duties with us for 180 consecutive days or any 180 days within any 12 month period. If we do so, we must pay the executive a lump sum equal to 75% of his or her base salary and target AIP amount for 18 months for Messrs. Peters, Blount and Jones and one year for Ms. Stuart, less any disability benefits payable to the executive under any plan that covers him or her.

If the executive dies during the term of his or her agreement, his or her estate or beneficiaries would receive a payment equal to the executive’s base salary for 30 days following the date of death and an amount equal to his or her target bonus prorated to the date of death, in addition to any other benefits payable to his or her beneficiaries or estate under the provision of any of our benefit plans.

Change of Control Employment Agreements

The change of control employment agreements with Messrs. Peters, Blount and Jones and Ms. Stuart become effective when a Change of Control, as defined in the agreements, occurs and supersede the respective employment agreements with those executives. The agreements provide for the executive to be employed by us or our successor for a new term beginning with the Change of Control and continuing for three years for Messrs. Jones, Blount and Peters and 18 months for Ms. Stuart in positions commensurate with those held by them prior to the Change of Control at a base salary equal to no less than 12 times the highest monthly salary during the prior 12 month period. The change of control employment agreements also include protections for the executive against adverse changes in their short-term incentive opportunities and other benefits. If a Change of Control occurs and within 13 months, for Messrs. Peters, Blount and Jones, or 18 months for Ms. Stuart, thereafter the executive is terminated by us or our successor without Cause, as defined in the agreements, or the executive terminates his or her employment for Good Reason, as defined in the agreements, the executive is entitled to

(i)	a lump sum severance payment equal to two times (2.5 times in the case of Mr. Blount) base salary and target AIP amount,

(ii)	a prorated target AIP amount for the year in which the Change of Control occurs, and

(iii)	certain payments for health care continuation coverage.

The payment is subject to the six-month delay mandated by IRC Section 409A, if applicable. Messrs. Peters, Blount and Jones also have the right during a 30-day period beginning on the one year anniversary of a Change of Control to terminate their employment for any reason and receive the payments described above.

Change of Control, as used in the agreements, means that

(i)	an individual, entity or group becomes the beneficial owner of 25% or more of our outstanding common stock,

(ii)	the current members of our Board, or persons who were approved by a majority of the current members of the Board, cease to constitute a majority of the Board, or

(iii)	consummation of a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur.

Good Reason is defined under the change of control employment agreements as:

•	the assignment to the executive of any substantial duties that are substantively inconsistent with his or her position, authority or responsibilities prior to the Change of Control;

•	a requirement to perform services at an office more than 35 miles from executive’s location prior to the Change of Control or at a location other than our principal offices;

•	a requirement to travel to a substantially greater degree;

•	our breach of any of the material compensation provisions of the agreement;

•	the failure of any successor company to assume obligations under the agreement; or

•	our purported termination of the agreement other than as permitted.

Acceleration of Vesting of Equity Grants

If we or our successor terminates a named executive officer without cause within one year following the closing of a Change of Control transaction, the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. Similar acceleration of vesting provisions apply to all of our other employees who hold options, restricted stock or RSUs.

The table below reflects projected payouts to named executive officers under the employment and change of control employment agreements for potential separation scenarios, assuming the separations occurred on December 31, 2008. “CoC” means Change of Control, as defined in the change of control employment agreements. The payouts under both agreements would be the same under all potential separation scenarios shown below, except where “CoC” is indicated for a payout only under the change of control employment agreements (see “Agreements with Other Named Executives—Change of Control Employment Agreements”).

Name	Cash (1)	Health & Other Benefits (2)	Acceleration of Vesting of Equity Grants (3)	Total
Larissa L. Herda
Change of Control	$—	$—	$771,829	$771,829
Termination:
With Cause	$—	$—	$—	$—
Good reason; Without Cause (4)	$4,675,000	$13,167	$—	$4,688,167
Death	$—	$5,000,000	$1,507,279	$6,507,279
Disability (5)	$2,629,688	$—	$1,507,279	$4,136,967

Mark A. Peters
Change of Control	$—	$—	$514,553	$514,553
Termination:
With Cause	$—	$—	$—	$—
Without Cause	$955,500	$40,365	$—	$995,865
CoC—Good Reason; Without Cause (6)	$1,274,000	$40,365	$901,816	$2,216,181
Death	$29,918	$1,000,000	$901,816	$1,931,734
Disability (5)	$716,625	$—	$901,816	$1,618,441

John T. Blount
Change of Control	$—	$—	$514,553	$514,553
Termination:
With Cause	$—	$—	$—	$—
Without Cause	$1,477,980	$40,348	$—	$1,518,328
CoC—Good Reason; Without Cause (6)	$2,463,300	$40,348	$1,078,791	$3,582,439
Death	$40,493	$1,000,000	$1,078,791	$2,119,284
Disability (5)	$1,108,485	$—	$1,078,791	$2,187,276

Paul B. Jones
Change of Control	$—	$—	$205,821	$205,821
Termination:
With Cause	$—	$—	$—	$—
Without Cause	$838,223	$40,365	$—	$878,588
CoC—Good Reason; Without Cause (6)	$1,117,631	$40,365	$394,009	$1,552,004
Death	$26,246	$1,000,000	$394,009	$1,420,255
Disability (5)	$628,667	$—	$394,009	$1,022,676

Jill R. Stuart
Change of Control	$—	$—	$205,821	$205,821
Termination:
With Cause	$—	$—	$—	$—
Without Cause	$398,475	$40,365	$—	$438,840
CoC—Good Reason; Without Cause (7)	$796,950	$40,365	$330,484	$1,167,799
Death	$18,715	$1,000,000	$330,484	$1,349,199
Disability (5)	$298,856	$—	$330,484	$629,340
CoC—Disability (5)	$448,284	$—	$330,484	$778,768

The amounts shown in the table above do not include accrued salary, bonus, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination.

(1)	Amounts in this column are based on the named executive’s base salary and target AIP payout for 2008 because the termination is assumed to have occurred on December 31, 2008, the last day of the performance period for AIP purposes.
(2)	Represents payments for health benefits and outplacement services and, in the event of death, life insurance. The life insurance policies are individually owned policies and the named executive officers receive additional compensation in the amount of the premiums, grossed up for taxes.
(3)	If we or our successor terminates a named executive officer without cause within one year after a Change of Control as described above under “Acceleration of Vesting of Equity Grants”, the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. These terms are provided on a non-discriminatory basis to salaried employees.
(4)	For purposes of this calculation, we assume that Ms. Herda receives payments related to health benefits to the end of her contract term.
(5)	Amounts shown in the table above represent disability lump sum payments provided for under the named executive officer’s employment agreement and would be reduced by amounts received from workers’ compensation, social security, and disability insurance policies maintained by us. In addition to the lump sum payment provided for in the named executive officer’s employment agreement, the named executive officers would receive benefits under our group disability plan and a supplemental disability insurance plan. The benefits under the group plan and the supplemental plan are not available to all employees on a non-discriminatory basis. The supplemental disability insurance policies are individually owned policies, and the named executive officers receive additional compensation in the amount of the premiums grossed up for taxes. The benefits under the group plan and supplemental plan represent monthly payments in the amount of a percentage of the named executive officers’ salaries. These monthly payments would begin after a period of time where the lump sum payment was equivalent to the salary the named executive officer would have received under his or her employment agreement had such named executive officer not been terminated. Assuming a retirement age of 66, the sum of the monthly payments that the named executive officers would receive under the group and supplemental disability plans if their employment terminated due to disability would be as follows:

Larissa L. Herda	$8,227,734

Mark A. Peters	$4,376,531

John T. Blount	$5,080,556

Paul B. Jones	$486,469

Jill R. Stuart	$1,825,158

(6)	Represents amounts payable if a Change of Control occurs and within 13 months thereafter we or our successor terminates the named executive without cause or the named executive terminates his employment for Good Reason as defined in the change of control employment agreements (see “Agreements with Other Named Executives-Change of Control Employment Agreements”). The same amounts would be payable if the named executive elects to terminate his employment for any reason during the 30 day period beginning on the one year anniversary of a Change of Control.
(7)	Represents amounts payable if a Change of Control occurs and within 18 months thereafter we or our successor terminates the named executive without cause or the executive terminates his employment for Good Reason as defined in the change of control employment agreements (see “Agreements with Other Named Executives-Change of Control Employment Agreements”).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed pursuant to Section 16(a) by those reporting persons during 2008 were timely filed, except that, due to our administrative error, reports of the vesting on December 31, 2008 of RSUs held by the named executive officers and the withholding of shares on the same date to cover withholding taxes pursuant to a net share settlement provision of our 2000 Employee Stock Plan were filed late.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2008, including our 1998 Stock Option Plan, our 2000 Employee Stock Plan, as amended, and our 2004 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	13,154,559	$25.70	4,644,116
Equity compensation plans not approved by security holders	—	$—	—

Total	13,154,559	$25.70	4,644,116	(1)

(1)	As of February 28, 2009, 444,616 shares of our common stock remained available for issuance under our 2000 Employee Stock Plan, as amended.

tw telecom 1998 Stock Option Plan

The tw telecom 1998 Stock Option Plan (the “1998 Plan”) provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions set by our Compensation Committee. Generally, the outstanding options vest over periods of up to four years and expire seven to ten years from the date of issuance. As of December 31, 2008, approximately 3.9 million shares were reserved for issuance upon exercise of outstanding options. The 1998 Plan expired on August 5, 2008, and no additional shares may be granted under the 1998 Plan after such expiration.

tw telecom 2000 Employee Stock Plan

The tw telecom 2000 Employee Stock Plan, as amended (the “2000 Plan”), provides for stock options, stock awards, and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Compensation Committee. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire seven to ten years from the date of issuance. In June 2003, the stockholders approved an amendment to the 2000 Plan to authorize an additional 12.5 million shares of common stock that may be issued upon exercise of options or other equity awards. As of December 31, 2008, approximately 9.2 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of other outstanding equity awards and approximately 4.0 million shares of common stock were available for grant under the 2000 Plan. Our stockholders approved an amendment in June 2005 to, among other things, extend the term of the 2000 Plan, add RSUs and performance shares to the type of awards that can be issued under the 2000 Plan, eliminate the possibility of issuing stock appreciation rights in tandem with stock options, and allow for performance contingent awards that were designed to be exempt from the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. We are asking the stockholders to approve an Amendment and Restatement of the 2000 Plan at the Annual Meeting to, among other things, authorize 14.5 million additional shares that may be issued under awards granted under the Plan (see “Proposal 3—Approve the Amended and Restated 2000 Employee Stock Plan”).

tw telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). Employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of common stock at a 15% discount to fair market value. Stock purchases occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings are conducted each April 1 and October 1, beginning October 1, 2004. We are authorized to issue a total of 600,000 shares of common stock to participants in the 2004 Purchase Plan. As of December 31, 2008, 599,786 shares had been issued under the 2004 Purchase Plan. In September 2007, the 2004 Purchase Plan was amended to authorize an additional 600,000 shares under the 2004 Purchase Plan. As of December 31, 2008, no shares have been issued under the amended 2004 Purchase Plan. Our stockholders approved the 2004 Purchase Plan and the September 2007 amendment to the 2004 Purchase Plan.

tw telecom SHARE OWNERSHIP

The following table lists the ownership of our shares by our directors and the executive officers named in the Summary Compensation Table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our common stock as of February 28, 2009, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. This table assumes 149,060,911 shares of common stock outstanding as of February 28, 2009, without regard to outstanding options, warrants, or convertible securities. Each executive officer’s address is c/o tw telecom inc., 10475 Park Meadows Drive, Littleton, Colorado 80124.

	No. of Shares (1)	Percent of Class	Percent of Equity	% of Voting Power
Five Percent Stockholders:

FMR LLC and Edward C. Johnson, III (2)	15,782,979	10.6%	10.6%	10.6%

Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund (3)	15,330,678	10.3%	10.3%	10.3%

Columbia Wanger Asset Management, L.P. (4)	14,384,500	9.7%	9.7%	9.7%

Xspedius Management Co., LLC; Xspedius Equipment Leasing LLC; Thermo Investments Limited Partnership; Thermo Greeley I, Inc.; and James Monroe III (5)	13,106,230	8.8%	8.8%	8.8%

Janus Capital Management LLC (6)	9,121,268	6.1%	6.1%	6.1%

Capital Research Global Investors (7)	8,686,207	5.8%	5.8%	5.8%

Citadel Investment Group as a group (8)	8,420,534	5.3%	5.3%	5.3%

Barclays Global Investors, NA and Barclays Global Fund Advisors (9)	7,844,097	5.3%	5.3%	5.3%

Franklin Mutual Advisers, LLC (10)	7,612,860	5.1%	5.1%	5.1%

Directors and Executive Officers:

Larissa L. Herda (11)	2,403,188	1.6%	1.6%	1.6%

Gregory J. Attorri	122,576	*	*	*

Spencer B. Hays	98,658	*	*	*

Kevin W. Mooney	131,500	*	*	*

Kirby G. Pickle	99,499	*	*	*

Roscoe C. Young, II	74,000	*	*	*

Mark A. Peters	351,120	*	*	*

John T. Blount	948,711	*	*	*

Paul B. Jones	337,793	*	*	*

Jill R. Stuart	153,936	*	*	*

All directors and executive officers as group (10 persons)	4,720,981	3.1%	3.1%	3.1%

*	Represents less than 1%

(1)	We have one class of outstanding common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2009, as follows: Ms. Herda—1,810,000 shares; Mr. Attorri—81,500 shares; Mr. Hays—57,333 shares; Mr. Mooney—89,000 shares; Mr. Pickle—59,499 shares; Mr. Young—31,500 shares; Mr. Peters—179,406 shares; Mr. Blount—667,700 shares; Mr. Jones—201,750 shares; Ms. Stuart—105,750 shares; and all directors and executive officers as a group—3,283,438 shares, and (ii) shares of restricted stock that are unvested as of February 28, 2009, and will not vest within 60 days thereafter but have voting rights, as follows: Ms. Herda—340,000 shares; Messrs. Attorri, Hays, Mooney, Pickle, and Young—35,000 shares each; Mr. Peters—125,000 shares; Mr. Blount—175,000 shares; Mr. Jones—75,000 shares; Ms. Stuart—30,000 shares; and all directors and executive officers as a group—920,000 shares.
(2)	Based on Schedule 13G/A as of December 31, 2008, both FMR LLC and Edward C. Johnson, III have sole dispositive power of 15,782,979 shares, but FMR LLC reported sole voting power of 1,415,609 shares. Beneficially owned shares include 321,880 shares of common stock resulting from the assumed conversion of $6,000,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of FMR LLC and Edward C. Johnson, III is 82 Devonshire Street, Boston, MA 02109.
(3)	Based on Schedule 13G/A as of December 31, 2008, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power of 14,732,670 shares. Southeastern Asset Management, Inc. reported sole dispositive power of the remaining 598,008 shares and sole voting power of 300,000 of these remaining shares. The business address of Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund is 6410 Poplar Ave., Ste. 900, Memphis, TN 38119.
(4)	Based on Schedule 13G/A as of December 31, 2008, Columbia Wanger Asset Management, L.P. reported sole voting power of 13,656,000 shares and sole dispositive power of 14,384,500 shares. The business address of Columbia Wanger Asset Management, L.P. is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(5)	Based on Schedule 13G/A as of December 31, 2008, the business address of Xspedius Management Co., LLC, Xspedius Equipment Leasing LLC, Thermo Investments Limited Partnership, Thermo Greeley I, Inc., and James Monroe III is 1735 19th Street, Denver, CO 80202. Each of these entities reported shared voting and dispositive power of the respective shares.
(6)	Based on Schedule 13G/A as of December 31, 2008, the business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.
(7)	Based on Schedule 13G as of December 31, 2008, Capital Research Global Investors reported that the number of shares beneficially owned included 606,207 shares of common stock resulting from the assumed conversion of $11,300,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(8)	Based on Schedule 13G/A as of December 30, 2008, the following entities reported shared voting and dispositive power as the members of a group: Citadel Investment Group, L.L.C.; Citadel Investment Group II, L.L.C.; Citadel Limited Partnership; Kenneth Griffin; Citadel Holdings I LP; Citadel Holdings II LP; Citadel Advisors LLC; Citadel Equity Fund Ltd.; Citadel Derivatives Group LLC; and Citadel Derivatives Trading Ltd. The business address for each of these entities is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Per Citadel Investment Group representative, all shares reported above result from the assumed conversion of units of our 2.375% Convertible Senior Debentures due 2026.
(9)	Based on Schedule 13G as of December 31, 2008, Barclays Global Investors, NA reported sole voting power of 2,922,109 shares and sole dispositive power of 3,497,576 shares, and Barclays Global Fund Advisors reported sole voting and dispositive power of 4,346,521 shares. The business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105.
(10)	Based on Schedule 13G as of December 31, 2008, the business address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.
(11)	Ms. Herda's beneficial ownership includes 253,188 shares held directly and excludes 790,000 options and 131,250 restricted stock units that are not scheduled to vest within 60 days of February 28, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have a written policy governing transactions with related parties that applies to all transactions that are required to be disclosed as related person transactions under Item 404 of Regulation S-K, including purchases, sales, leases and financial transactions. All such transactions must be approved in advance by a member of the Audit Committee, except for transactions that are pursuant to and in accordance with a master agreement that has already been approved. The policy provides a process for the identification and internal communication of the identity of related parties and for written submission of proposed transactions and all relevant information to the Audit Committee. The Audit Committee may delegate its approval authority to one of its members on a monthly or quarterly rotating basis. If a member of the Audit Committee has an interest in a transaction that is subject to review under this policy, that member will not participate in the review or approval process.

In reviewing transactions with related parties the Audit Committee considers:

•	The overall fairness of the transaction to us by considering whether the terms, conditions and pricing are no less favorable to us than those available from unrelated third parties,

•	The materiality of the transaction to us,

•	The role of the related party in arranging the transaction,

•	The selection process for the vendor (if a purchase transaction), and

•	Other factors such as benefit to us (such as special expertise, exceptional service, expedited time frames) from the transaction that may not be available from other unrelated third parties.

The Audit Committee will approve a transaction with a related party only if it determines that the transaction is beneficial to us and the terms are fair to us. The Audit Committee may in its sole discretion approve or deny any transaction with a related party or may condition approval of a transaction upon certain protective measures such as limiting the duration or magnitude of the transaction, assuring that the related party, if an individual, is not directly involved in the ongoing relationship between us and the contracting party or in any negotiations with us or requiring that we have the right to terminate the transaction upon notice without penalty.

Related Persons Transactions

We provide network and voice services to Fidelity Investments, an affiliate of FMR Corp. FMR Corp. reported beneficial ownership of 10.6% of our common stock as of December 31, 2008. Total revenue from Fidelity Investments for the year ended December 31, 2008 was approximately $384,000. The sales to Fidelity were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data and internet services to Barclays Global Investors, NA, which, together with Barclays Global Fund Advisors, reported beneficial ownership of 5.3% of our common stock as of December 31, 2008. Total 2008 revenue from Barclays Global Investors was approximately $726,000, and we contracted with the customer for those services before Barclays Global Investors became a related person. The sales to Barclays Global Investors were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, internet and voice services to Southeastern Asset Management, Inc., which reported beneficial ownership of 10.3% of our common stock as of December 31, 2008 (9.9% of which was shared with Longleaf Partners Small-Cap Fund). Total 2008 revenue from Southeastern Asset Management was approximately $129,000 and sales to Southern Asset Management were made on an arm’s length basis using our standard terms, conditions and pricing.

The transactions described above with Fidelity Investments were reviewed and approved by our Audit Committee in accordance with the process described under “Review and Approval of Transactions with Related Persons.” The other two transactions were not reviewed in advance by the Audit Committee because the sales were made prior to the time that we were advised that the customers acquired beneficial ownership of 5% or more of our common stock.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2010 annual meeting, you must submit your proposals to our corporate secretary at our principal executive office no later than December 30, 2009. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to us (containing certain information specified in our bylaws) has been received at least 90 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2010 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our bylaws, no earlier than February 5, 2010 and no later than March 6, 2010, unless we hold the meeting more than 30 days earlier or 60 days later than June 4, 2010. If we hold the 2010 annual meeting more than 30 days earlier or 60 days later than June 4, 2010, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 90 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2008 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this Proxy Statement. This Proxy Statement and our Annual Report to Stockholders is also available at http://www.twtelecom.com/proxy. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, you may write to us at the address shown below or call us at (303) 566-1692. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is also available at www.twtelecom.com/investors/investors.html and will be provided without charge to stockholders who write to our Investor Relations Department at: tw telecom inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President - General Counsel and
Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Annex A

tw telecom inc.

AMENDED AND RESTATED

2000

EMPLOYEE STOCK PLAN

SECTION 1:    PURPOSE

The general purpose of the tw telecom inc. Amended and Restated 2000 Employee Stock Plan (the “Plan”) is to further the growth and development of tw telecom inc. (the “Company”) and its subsidiaries by affording an opportunity for stock ownership through the grant of Options, Restricted Stock, shares of Common Stock, Stock Appreciation Rights, Restricted Stock Units, and Performance Awards to selected employees, directors and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.

SECTION 2:    DEFINITIONS

Unless otherwise indicated, the following words when used herein have the following meanings:

2.1 “Affiliate” means, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

2.2 “Award” shall mean the grant of any Options, SARs, Stock Awards, or Restricted Stock Units.

2.3 “Board of Directors” means the Board of Directors of the Company.

2.4 “Cause” means, in the absence of an employment agreement a termination on account of (a) insubordination, (b) dishonesty, (c) moral turpitude, (d) refusal to perform duties and responsibilities for any reason other than illness or incapacity, (e) repeated acts of substance abuse that are materially injurious to the Company, (f) material violation of a Company policy or (g) fraud, misappropriation, embezzlement, operation of a Company vehicle when intoxicated or other behavior that in the opinion of counsel to the Company (which opinion will be conclusive) constitutes a misdemeanor or felony under applicable law, regardless of whether actually prosecuted for or convicted of an offense; provided, however, that if such termination occurs within 12 months after Change of Control, termination for cause in the absence of an employment agreement means only a felony conviction.

2.5 “Change of Control” means:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with subsections (iii)(A), (iii)(B) and (iii)(C) of this Section 2.5;

(ii) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

A. all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

B. no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

C. at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the Compensation Committee of the Board of Directors. The Committee shall at all times consist solely of two or more outside directors (within the meaning of Code § 162(m)(4)(C)(i)) who are also “independent directors” pursuant to the requirements of the principal stock exchange upon which the Common Stock is then listed.

2.8 “Common Stock” means the Company’s common stock (par value $.01 per share) and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.

2.9 “C-SAR” means a SAR that is to be settled in cash as provided in Section 10.1.

2.10 “Director” means a member of the Board of Directors.

2.11 “Dividend Equivalent Rights” has the meaning set forth in Section 11.4.

2.12 “External Director” means a Director who is not an employee of the Company.

2.13 “Fair Market Value” of a share at a specified date means the closing sale price (or opening sale price for purposes of Sections 8.2, 10.2, 10.3 and 15.2) of a share on that date or, if no sale of shares occurred on that date, on the next preceding day on which a sale of shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq Stock Market or such other established securities market as may at the time be the principal market for the shares in question, provided that if the shares in question are not then readily tradable on an established securities market, Fair Market Value will be what the Committee determines in good faith and in a manner consistent with Code Section 409A to be 100% of the fair market value of a share as of the date in question.

2.14 “Holder” means any employee, Director or consultant who is granted an Award or Performance Award under the Plan.

2.15 “Incentive Stock Option” means any Option granted to an eligible employee (including an employee who is also a Director) under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Section 422 of the Code.

2.16 “Nonqualified Stock Option” means any option granted to an eligible employee, Director or consultant under the Plan which is not an Incentive Stock Option.

2.17 “Option” means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

2.18 “Option Agreement” means the agreement specified in Section 7.2.

2.19 “Parent” means a parent corporation of the Company as defined in Section 424(e) of the Code.

2.20 “Performance Award” means a pre-established, performance-based grant under the Plan pursuant to Section 14.

2.21 “Performance Award Agreement” means the agreement specified in Section 14.3.

2.22 “Restricted Stock” means shares of Common Stock awarded to Holder which are subject to the restrictions set forth in Section 9 of the Plan and the Restricted Stock Agreement. “Restricted Stock” shall also include any shares of the Company’s capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

2.23 “Restricted Stock Agreement” means the agreement specified in Section 9.2.

2.24 “Restricted Stock Award” means the grant of shares of Restricted Stock under this Plan.

2.25 “Restricted Stock Unit” means a measurement component equal to the Fair Market Value of one share of Common Stock subject to the vesting criteria set forth in the Restricted Stock Unit Agreement under which the Restricted Stock Unit was granted.

2.26 “Restricted Stock Unit Agreement” means an agreement that sets forth the terms and conditions of a grant of a Restricted Stock Unit as specified in Section 11.2.

2.27 “Restriction Period” is the period set forth in the Restricted Stock Agreement, Restricted Stock Unit Agreement or Performance Award agreement beginning on the date of grant of the applicable Award and ending on the vesting of the Restricted Stock, Restricted Stock Units or Performance Award.

2.28 “SAR” means a stock appreciation right subject to the terms of Section 10.

2.29 “SAR Award Agreement” means the agreement specified in Section 10.1.

2.30 “Section 16 Individual” means a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 with respect to the Company.

2.31 “S-SAR” means a SAR to be settled in shares of Common Stock as provided in Section 10.1.

2.32 “Stock Award” means the grant of shares of Common Stock or Restricted Stock under this Plan.

2.33 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

2.34 “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

2.35 “Total Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

SECTION 3:    EFFECTIVE DATE

The original effective date of the Plan was June 16, 2000. Subject to approval by the Company’s stockholders, the effective date of the Plan as amended is June 4, 2009.

SECTION 4:    ADMINISTRATION

4.1. Compensation Committee.    The Plan shall be administered by the Committee. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, will be filled by the Board of Directors.

4.2. Committee Meetings and Actions.    The Committee will hold meetings at such times and places as it may determine. A majority of the members of the Committee constitutes a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards and Performance Awards which may be or have been granted pursuant to the Plan.

4.3 Powers of Committee.    Subject to Section 4.4, the Committee has the full and exclusive right to grant and determine terms and conditions of all Awards and Performance Awards granted under the Plan and the form of all Option Agreements, Restricted Stock Agreements, SAR Award Agreements, Restricted Stock Unit Agreements, and Performance Award Agreements and to prescribe, amend and rescind rules and regulations for administration of the Plan. More than one Award or Performance Award may be granted to an eligible person, and more than one type of Award or Performance Award may be granted to an eligible person. In granting Awards and Performance Awards, the Committee will take into consideration the contribution the Holder has made or may make to the success of the Company or its Affiliates and such other factors as the Committee shall determine.

4.4 Delegation of Authority.    Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or this Section 4.4, the Committee may delegate all or any part of its authority under this Plan to one or more persons, including Directors and the Chief Executive Officer of the Company, subject to such terms, conditions and limitations as the Committee may establish in its discretion. The Committee shall not delegate its authority under this Plan (i) for purposes of granting and administering awards to persons who are then Section 16 Individuals, or (ii) in a manner that would cause an Award or Performance Award intended to satisfy the performance-based requirements of Code Section 162(m) to fail to satisfy those requirements. The Chief Executive Officer of the Company may, in turn, delegate such authority to such other officer of the Company as the Chief Executive Officer may determine, consistent with the same limitations applicable to delegations by the Committee. Notwithstanding the foregoing, all Awards and Performance Awards to the External Directors must be approved by the Board of Directors.

4.5 Interpretation of Plan.    The determination of the Committee, or if the Committee delegates the construction and interpretation of the Plan in accordance with Section 4.4, then the determination of the delegatee, as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Awards and Performance Awards granted pursuant to the Plan.

4.6 Indemnification.    The Company will indemnify and hold harmless each person who is or has been a member of the Committee or of the Board of Directors, and each person to whom authority has been delegated pursuant to Section 4.4 of the Plan, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification is not exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 5:    STOCK SUBJECT TO THE PLAN

5.1 Number.    Subject to adjustment in accordance with Section 5.5, the aggregate number of shares of Common Stock which may be issued under Awards and Performance Awards granted pursuant to the Plan may not exceed 39,000,000 shares (which includes 14,500,000 additional shares authorized as of the effective date of the Plan, as amended and 24,500,000 shares previously authorized, substantially all of which are subject to outstanding Awards), all of which may be granted as Incentive Stock Options. Shares which may be issued under Awards and Performance Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose. Substitute Awards shall not be counted against the limit expressed in this Section 5.1, nor shall they reduce the shares authorized for grant to a participant under the Plan in any calendar year.

5.2 Unused Stock.    Any shares of Common Stock (i) subject to an Award or Performance Award that is forfeited, expires or is settled for cash, (ii) tendered by the holder of an Option or withheld by the Company in payment of the exercise price of an Option, (iii) subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (iv) tendered by the holder of an Award or Performance Award or withheld by the Company to satisfy any tax withholding obligation, shall, to the extent of such forfeiture, expiration, tender, withholding or cash settlement, again become available for award under this Plan, and the total number of shares available for grant under Section 5.1 shall be correspondingly increased. Shares repurchased by the Company with proceeds received from the exercise of an Option shall not, however, again become available for Awards or Performance Awards or increase the number of shares available for grant under Section 5.1.

5.3 Effect of Plans Operated by Acquired Companies.    If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards or Performance Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or External Directors prior to such acquisition or combination.

5.4 Individual Option and SAR Limit.    The aggregate number of shares of Common Stock subject to Options and/or SARs granted during any calendar year to any one participant in the Plan shall not exceed 2,000,000.

5.5 Adjustment for Change in Outstanding Shares.    In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, securities or other property), recapitalization, reorganization, merger, consolidation, issuance or exchange of shares of Common Stock, other ownership interests or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other similar corporate transaction or event affects the shares of Common Stock, then the Board will, in such manner as it may deem equitable to prevent dilution or enlargement of any Holder’s rights, adjust any or all of (a) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (b) any sublimits on the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) that may be granted to individuals or that may the subject of specific kinds of Awards or performance Awards under the Plan, (c) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and Performance Awards or the percentage of interests, other ownership interests or other securities of the Company subject to shares of Common Stock, and (d) the exercise price with respect to any Option or SAR. No adjustment will be made on account of the issuance of shares of Common Stock with respect to Options.

5.6 Reorganization or Sale of Assets.    If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized (each of such events being referred to hereinafter as a “Reorganization Event”), the Committee may, unless the transaction also constitutes a Change of Control, either (1) make appropriate provision for the protection of any outstanding Options or S-SARs by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corpo-

ration, which will be issuable in respect of the Common Stock, or the assumption of the Options or S-SARs by the merged, consolidated or reorganized corporation; provided that no additional benefits shall be conferred upon Holders as a result of such substitution, and provided further that the ratio of the exercise price to the Fair Market Value of the shares subject to the Options or S-SARs immediately after such substitution is not greater than the ratio of the exercise price to Fair Market Value of the shares subject to such Options or S-SARs immediately before such substitution, and no substitution or assumption of an Option or S-SAR causes the Option or S-SAR to constitute a deferral of compensation under Section 409A of the Code or regulation or guidance issued thereunder, or (2) upon written notice to all Holders, which notice must be given not less than 20 days prior to the effective date of the Reorganization Event, provide that all unexercised Options, and S-SARs must be exercised within a specified number of days (not less than ten) of the date of such notice or such Options and S-SARs will terminate. In response to a notice provided pursuant to clause (2) of the preceding sentence, a Holder may make an irrevocable election to exercise the Holder’s Option or S-SAR contingent upon and effective as of the effective date of the Reorganization Event. The Committee may, in its sole discretion, accelerate the exercise dates of outstanding Options and S-SARs in connection with any Reorganization Event which does not also result in a Change of Control.

SECTION 6:    ELIGIBILITY

All full-time employees of the Company and its Subsidiaries and part-time employees who are benefits eligible as determined by the Company are eligible to receive Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Units, Stock Awards and Performance Awards under the Plan. External Directors are eligible to receive Nonqualified Stock Options, SARs, Restricted Stock Units, Stock Awards and Performance Awards as the Board may approve, but not Incentive Stock Options, under the Plan. Consultants are eligible to receive Nonqualified Stock Options and SARs, but not Incentive Stock Options, Restricted Stock Units, Stock Awards or Performance Awards, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, is not eligible to receive any such grants during the period set forth in such election.

SECTION 7:    GRANT OF OPTIONS

7.1 Grant of Options.    The Committee may from time to time in its discretion determine which of the eligible employees, Directors and consultants of the Company or its Subsidiaries should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, and the dates on which such Options are to be granted.

7.2 Option Agreement.    Each Option granted under the Plan must be evidenced by an Option Agreement setting forth the terms upon which the Option is granted. Each Option Agreement must designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), and must state the number of shares of Common Stock, as designated by the Committee, to which that Option pertains. An Option Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder.

7.3 Option Price.    The Committee will determine the option price per share of Common Stock under each Option to be stated in the Option Agreement. The per share option price for Options granted under the Plan may not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of a share of Common Stock.

7.4 Duration of Options.    Each Option will be of a duration as specified in the Option Agreement; provided, however, that the term of each Option may not be more than ten years from the date on which the Option is granted and will be subject to early termination as provided in this Plan.

7.5 Additional Limitations on Grant.    No employee may be granted Incentive Stock Options to the extent that the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company and its Parent and Subsidiaries) would exceed $100,000. No Incentive Stock Option may be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Section 424(d) of the Code) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the Fair Market Value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable more than five years from the date it is granted.

7.6 Other Terms and Conditions.    The Option Agreement may contain such other provisions, not inconsistent with the Plan, as the Committee deems appropriate, including, without limitation, provisions that relate the Holder’s ability to exercise an Option conditioned upon the passage of time or the achievement of specific goals established by the Committee or the occurrence of certain events specified by the Committee.

7.7 Holder’s Rights as Stockholders.    A Holder of an Option has no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date full payment has been made and the shares have been issued.

SECTION 8:    EXERCISE OF OPTIONS

8.1 Manner of Exercise.    Subject to the limitations and conditions of the Plan or the Option Agreement, an Option will be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company or notice through the automated systems provided by a brokerage firm selected by the Company to execute Option exercises specifying the number of shares of Common Stock to be purchased and will be accompanied by (1) payment in full to the Company of the purchase price of the shares to be purchased (which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee), (2) payment in full of such amount as the Company determines to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, and (3) an investment representation satisfactory to the Company if requested by the Company. Subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option) in the event of the disability (including Total Disability) or retirement of the Holder.

8.2 Payment of Purchase Price.    Payment for shares must be in the form of either (1) cash, (2) a check to the order of the Company, (3) shares of the Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of exercise of the Option equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, (4) withholding of shares otherwise issuable to the Holder upon exercise of the Option whose Fair Market Value on the date of exercise of the Option equals the aggregate option price of the shares with respect to which the Option is being exercised, or (5) in any combination thereof; provided, however, that no payment may be made in accordance with clauses (3) or (4) above unless payment in such form and upon such exercise has been approved in advance by the Company. Upon the exercise of any Option, the Company, in its sole discretion, may make financing available to the Holder (other than a Section 16 Individual) for the payment of the purchase price on such terms and conditions as the Committee shall specify. The Company will effect the transfer of the shares purchased under the Option as soon as practicable.

8.3 Death or Total Disability.    Notwithstanding any contrary waiting period or installment period in any Option Agreement or in the Plan, and unless the applicable Option Agreement provides otherwise, if a Holder’s employment terminates by reason of death or Total Disability, each outstanding Option granted under the Plan will immediately become vested and exercisable in full. The Options may be exercised at any time during a period of one year following such termination by the Holder’s personal representative or the persons who have acquired such options by bequest or inheritance (but not later than the scheduled expiration of such Option).

8.4 Other Terminations.    If a Holder’s employment (or service as an External Director) terminates prior to the complete exercise of an Option, then such Option will thereafter be exercisable in accordance with the provisions of the applicable Option Agreement (including the provisions of any other agreement referred to in the Option Agreement); provided, however, that (a) no Option may be exercised after the scheduled expiration date of such Option; (b) if the Holder’s employment terminates for reasons other than for Cause, death or Total Disability, Incentive Stock Options may be exercised for a period of no more than three months after the date of such termination; (c) Nonqualified Stock Options granted to Directors and senior management employees may be exercised for a period of up to twelve months after the date of such termination if the Holder’s employment or service as an External Director terminates for reasons other than for Cause, if so provided in the Option Agreement; and (d) if a Holder’s employment with the Company or any of its Subsidiaries is terminated for Cause by the Company or such Subsidiary, then all unexercised Options held by such Holder and any permitted transferee will immediately terminate.

8.5 Extension of Option Exercise Period.    The Committee, in its sole discretion, may extend the exercise period of an Option granted under the Plan without regard to the preceding provisions of this Section 8. In such event, the exercise period shall end on a date selected by the Committee in its sole discretion, but not later than the latest expiration date of the Option according to its original terms. Such extension may be made by amendment to the Option Agreement, either prior to or following termination of a Holder’s employment. The Committee shall have no power to extend the exercise period of an Incentive Stock Option beyond the periods provided in the Option Agreement prior to the termination of the Holder’s employment or without the approval of the Holder, which may be granted or withheld in the Holder’s sole discretion.

8.6 Non-transferability.    Except as provided below, Options granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option will immediately become null and void. With the approval of the Committee, the Option Agreements governing particular Option grants may provide that Options are transferable without payment of consideration to family members or trusts, partnerships or similar entities for family members of the Holders upon such terms and conditions specified in the Option Agreement. Any Option held by a transferee shall continue to be subject to the same terms and conditions that were applicable to the Option immediately before the transfer thereof. For purposes of any provision of the

Plan relating to notice to a Holder or to acceleration or termination of an Option upon the death or termination of employment of a Holder, the references to Holder shall mean the original grantee of the Option and not any transferee.

SECTION 9:    GRANT OF STOCK AWARDS

9.1 Grant of Stock Awards.    The Committee may from time to time in its discretion determine whether to grant Stock Awards and which of the eligible employees of the Company or its Subsidiaries (including employees who are also Directors) should receive Stock Awards, the number of shares subject to such Stock Awards, whether the Stock Awards should be restricted or unrestricted and the dates on which such Stock Awards are to be granted. The Board of Directors may determine to grant Stock Awards to the External Directors. Restricted Stock Awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, without limitation, restrictions on transferability and continued employment of the Holder and will vest upon satisfaction of the conditions or restrictions as provided in the Restricted Stock Agreement. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may modify or accelerate the vesting or delivery of a Stock Award in the event of the disability (including Total Disability) or retirement of the Holder. Except as provided in Section 15.11, a Stock Award of Restricted Stock to any person other than an External Director that is (i) not subject to performance-based conditions may not vest in full over a period of less than three years from the grant date; and (ii) subject to performance-based conditions may not vest in full over a period of less than one year from the grant date.

9.2 Restricted Stock Agreement.    Each Restricted Stock Award will be evidenced by a written Restricted Stock Agreement setting forth the terms upon which the Restricted Stock Award is granted, the number of shares of Common Stock to which that Restricted Stock Award pertains and the price, if any, to be paid by the Holder for the Restricted Stock. A Restricted Stock Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder.

9.3 Issuance of Restricted Stock.    The right to receive Restricted Stock is conditioned upon the Holder’s delivery of (1) payment in full to the Company of the purchase price, if any, of the Restricted Stock, (2) an investment representation satisfactory to the Company if requested by the Company, and (3) a Restricted Stock Agreement meeting the requirements of Section 9.2. Shares subject to a Restricted Stock Award may be evidenced by the issuance of a stock certificate or certificates representing the Restricted Stock or by book entry registration. If certificates are issued, such certificates will remain in the custody of the Company during the Restriction Period and the Holder must deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that is forfeited or otherwise does not become vested in accordance with the Plan and the applicable Restricted Stock Agreement.

9.4 Forfeiture of Restricted Stock.    If the Holder fails to satisfy any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement for any reason other than the death or Total Disability of the Holder, any Restricted Stock held by such Holder and affected by such conditions will be forfeited to the Company in return for the consideration, if any, specified in the Restricted Stock Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company’s stock ledger.

9.5 Restrictions.    Restricted Stock constitutes issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, except as set forth in this Section 9. The Holder is not entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period has expired and all other vesting requirements with respect thereto have been fulfilled or waived.

9.6 Prohibition on Transfer.    Restricted Stock granted pursuant to the Plan is not transferable by the Holder until all restrictions on such Restricted Stock have lapsed. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock, contrary to the provisions hereof, and levy of any attachment or similar process upon the Restricted Stock, will be null and void. The Company will not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial owner of the Restricted Stock. With the approval of the Committee, the Restricted Stock Agreements governing particular Restricted Stock Awards may provide that Restricted Stock is transferable without payment to a trust, partnership or similar entity for family members of Holders upon such terms and conditions specified in the Restricted Stock Agreement. Any Restricted Stock so transferred shall continue to be subject to the same terms and conditions applicable prior to the transfer. Any provision of the Plan or Restricted Stock Agreement relating to notice to a Holder or acceleration of vesting of Restricted Stock, or forfeiture of Restricted Stock upon termination of employment of a Holder or failure to satisfy other conditions shall mean the original grantee and not any transferee.

9.7 Legend.    Certificates representing shares of Restricted Stock will bear the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

NOTICE OF RESTRICTIONS ON TRANSFER

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE COMPANY’S 2000 EMPLOYEE STOCK PLAN AND A RESTRICTED STOCK AGREEMENT, WHEREBY THE TRANSFER IN ANY MANNER OF SUCH SHARES OF STOCK OR ANY INTEREST THEREIN IS RESTRICTED AND THE SHARES OF STOCK ARE SUBJECT TO FORFEITURE. A COPY OF SAID PLAN AND SAID AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY WHERE THEY MAY BE INSPECTED.

To the extent that restrictions on the Restricted Stock have lapsed, certificates bearing the legend provided for herein may be submitted to the Company, and the Company will reissue such certificates free of such legend.

9.8 Termination of Employment.    In the event that a Holder who is an employee of the Company terminates employment with the Company for any reason other than the death or Total Disability of the Holder, any Restricted Stock held by such Holder as of the date of such termination of employment will be forfeited to the Company as set forth in Section 9.4. If the Holder’s employment terminates by reason of death or Total Disability, the Restriction Period with respect to Restricted Stock will be deemed to have lapsed as of the termination date and the Holder or the Holder’s heirs will be entitled to obtain share certificates free of the restrictive legend as provided in Section 9.7. The provisions applicable to External Directors upon termination of their service as External Directors will be set forth in the Restricted Stock Agreements evidencing their Awards.

SECTION 10:    STOCK APPRECIATION RIGHTS

10.1 Stock Appreciation Rights in General.    The Committee may grant SARs that are settled in cash under the Plan (“C-SARs”), or SARs that are settled in shares of Common Stock (“S-SARs”). SARs will have a per share exercise price not less than the Fair Market Value of a share of the Common Stock on the date of grant and a term not longer than 10 years. The specific terms and vesting provisions of any SAR will be determined by the Committee at the time of grant and specified in a SAR Award Agreement. The Committee may, by way of the SAR Award Agreement or otherwise, determine such other terms, conditions (including performance conditions), restrictions, and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

10.2 S-SARs.    To the extent vested in an S-SAR Award, a Holder shall be permitted to exercise an S-SAR at any time prior to the date the S-SAR expires. Except as set forth in Section 5.6, the effective date of exercise of a SAR is the date on which the Company receives notice from the Holder of the exercise thereof. Upon exercise of any portion of a S-SAR, the Company will issue to the Holder the number of whole shares of Common Stock determined by dividing (i) the total number of S-SARs that are being exercised, multiplied by the difference between the Fair Market Value of one share of Common Stock on the exercise date of the S-SAR and the per share exercise price of the S-SAR by (ii) the Fair Market Value on the exercise date of one share of Common Stock. Such issuance will terminate the S-SAR with respect to those shares. Following exercise of all S-SARs granted under a SAR Award Agreement, the SAR Award Agreement shall terminate.

10.3 C-SARs.    Upon vesting in any portion of a C-SAR, the Company shall make a cash payment to the Holder in an amount equal to the total number of C-SARs that have vested, multiplied by the difference between the Fair Market Value of one share of Common Stock on the vesting of the C-SAR and the per share exercise price of the C-SAR, less any withholdings.

10.4 Restriction on Transfer of SARs.    SARs granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder’s lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the SAR, the SAR will immediately become null and void.

10.5 Death or Total Disability.    Notwithstanding any contrary waiting period or installment period in any SAR Award Agreement or in the Plan, and unless the applicable SAR Award Agreement provides otherwise, if a Holder’s employment terminates by reason of death or Total Disability, each outstanding SAR granted under the Plan will immediately become vested and payable in full.

10.6 Other Terminations.    If a Holder’s employment terminates prior to the complete exercise of a SAR Award, then such SAR will thereafter be exercisable in accordance with the provisions of the applicable SAR Award Agreement; provided, however, that (a) no SAR may be exercised after the scheduled expiration date of such SAR; and (b) SARs granted to Directors and senior management employees may be exercised for a period of up to twelve months after the date of such termination if the Holder’s employment terminates for reasons other than for Cause, if so provided in the SAR Award Agreement; and (c) if a Holder’s employment with the Company or any of its Subsidiaries is terminated for Cause by the Company or such Subsidiary, then all unexercised SARs held by such Holder and any permitted transferee will immediately terminate. The Committee shall have no power to extend the termination date of a SAR Award beyond the periods provided in the SAR Award Agreement.

10.7 Holder’s Rights as Stockholders.    A Holder of a SAR has no rights as a stockholder of the Company with respect to any shares of Common Stock until the date shares have been issued.

SECTION 11:    RESTRICTED STOCK UNITS

11.1 Grant of Restricted Stock Units.    Any employee, Director or consultant of the Company may be granted one or more Restricted Stock Units. Restricted Stock Units shall be granted as of the date specified in the Restricted Stock Unit Agreement. Restricted Stock Units granted will be subject to a vesting schedule that is conditioned on continued service of the Grantee or other vesting criteria, including satisfaction of stated performance goals, which the Committee may determine. The Committee may modify or accelerate the vesting of Restricted Stock Units in the event of the disability (including Total Disability) or retirement of the Holder. Except as provided in Section 15.11, a Stock Award of Restricted Stock Units to persons other than External Directors that is (i) not subject to performance-based conditions may not vest in full over a period of less than three years from the grant date; and (ii) subject to performance-based conditions may not vest in full over a period of less than one year from the grant date.

11.2 Restricted Stock Unit Agreements.    Each Restricted Stock Unit Award granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement issued by the Company in the name of the individual to whom the Award is granted and in such form as may be approved by the Committee. The Restricted Stock Unit Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. A Restricted Stock Unit Agreement may be written or may be delivered to Holders by electronic means without a manual signature by the Company or the Holder.

(a) Number and Vesting of Restricted Stock Units.    Each Restricted Stock Unit Agreement shall state that it covers a specified number of Restricted Stock Units and the vesting schedule applicable to the Award, as determined by the Committee. Upon the death or Total Disability of the Holder, the Restriction Period shall end and the Holder’s Restricted Stock Units shall be 100% vested. Upon any termination of employment other than for death or Total Disability, the Holder’s nonvested Restricted Stock Units shall be forfeited, unless the Committee provides otherwise in accordance with Section 11.1.

(b) Automatic Settlement Upon Vesting.    Upon vesting in any portion of a Restricted Stock Unit Award, the Company shall automatically settle as provided in Section 11.2(c) all vested Restricted Stock Units held by the Holder and terminate the Restricted Stock Unit Agreement with respect to those shares. Following settlement of all Restricted Stock Units granted under a Restricted Stock Unit Agreement, the Restricted Stock Unit Agreement shall terminate.

(c) Issuance of Shares.    Unless the Restricted Stock Unit Agreement specifically provides otherwise, the Company (or the Subsidiary utilizing the services of the Holder) shall settle each Restricted Stock Unit on the date the Holder vests in such Restricted Stock Unit by issuing to the Holder as soon as practicable (but no later than 2 1/2 months) after the vesting date the number of whole shares of Common Stock equal to the number of vested Restricted Stock Units.

(d) Cancellation of Restricted Stock Units Redeemed.    Upon settlement of a Restricted Stock Unit, the Holder no longer has any rights to any increase in value of the Restricted Stock Unit, and the Holder’s Restricted Stock Units which were settled are canceled.

(e) Cancellation of Restricted Stock Unit Agreement.    The Committee may cancel a Restricted Stock Unit Agreement at any time upon written notice of cancellation to the Holder. Upon cancellation of a Restricted Stock Unit Agreement, the Holder shall not have any rights under the Restricted Stock Unit Agreement. As a precondition to such cancellation, the Company shall replace cancelled Restricted Stock Units with instruments of approximately equal value as of the date of cancellation. “Equal value” shall be determined by the Committee in its sole discretion. Neither the

Company nor the Committee shall have any liability to the Holder with respect to any adverse tax implications of such cancellation and substitution.

11.3. Non-Transferability.    No Restricted Stock Unit shall be assignable or transferable during the lifetime of the Holder, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. With the approval of the Committee, the Restricted Stock Unit Agreements governing particular Restricted Stock Units may provide that Restricted Stock Units are transferable without payment to a trust, partnership or similar entity for family members upon such terms and conditions specified in the Restricted Stock Unit Agreement. Any Restricted Stock Units so transferred shall continue to be subject to the same terms and conditions applicable prior to the transfer. Any provision of the Plan or Restricted Stock Agreement relating to notice to a Holder or acceleration of vesting of Restricted Stock Units or forfeiture of Restricted Stock Units upon termination of employment or failure to satisfy other conditions shall mean the original grantee and not any transferee.

11.4. Equity Holder Privileges.    No Holder of Restricted Stock Units shall have any privileges as an equity holder with respect to any Restricted Stock Units or the right to receive any dividends or other distributions that are payable to holders of Common Stock. However, the Committee, in its discretion, may provide in the Restricted Stock Unit Agreement evidencing any Restricted Stock Unit Award that the Holder shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Restricted Stock Units during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Holder with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Holder by (b) the Fair Market Value per share of the Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 5.5, appropriate adjustments shall be made in the Holder’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Restriction Period and other conditions as are applicable to the Award.

SECTION 12:    ISSUANCE OF SHARES

As soon as practicable after (i) a Holder has exercised an Option in accordance with the requirements of Section 8, (ii) a Grantee has satisfied any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement with respect to a Restricted Stock Award as set forth in Section 9.2, (iii) the Holder has vested in any Restricted Stock Unit that is payable in Common Stock, or (iv) the Holder has exercised any S-SAR, or (v) the Holder has vested in any Performance Award that provides for the issuance of unrestricted shares upon vesting, the Company will cause to be credited to an account established in the name of the Holder with a brokerage firm the number of shares of Common Stock to be issued to the individual. With the Holder’s written election, the Company will cause a certificate or certificates registered in the Holder’s name to be delivered to the

Holder for a reasonable fee as determined under the terms of the Company’s administrative contract with the brokerage firm. The Company is not required to issue fractional shares, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares on the date of exercise. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares until compliance with such laws can reasonably be obtained. The Company is not obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.

SECTION 13:    TERM AND AMENDMENTS

13.1 Term.    No Awards of Incentive Stock Options may be made under the Plan after June 4, 2019. The Board may at any time terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. The Company will at all times maintain a current copy of the Plan on its intranet site, which will be updated to include amendments and will upon request of a Holder provide a hard copy of the most current version. No further notice of Plan modifications is required.

13.2 Modification.    Unless the stockholders of the Company have given their approval, no modification of the Plan may be made which under applicable stock exchange or tax rules require stockholder approval. No termination, modification or amendment of the Plan may, without the consent of the person to whom any Award or Performance Award has been granted (or a permitted transferee of such person if the Award, or any part thereof, has been transferred as permitted by the Plan), adversely affect the rights of such person with respect to such outstanding Award or Performance Award. No modification, extension, cancellation, renewal or other change in any Award or Performance Award granted under the Plan may be made after the grant of such Award or Performance Award unless consistent with the provisions of the Plan and, if such action would adversely affect the rights of the Holder (or a permitted transferee of the Holder), without the consent of the Holder (or permitted transferee). If any modification of the Plan subsequent to the issuance of an Award would have the effect of modifying the terms of the Award such that the stock-based compensation expense recognized by the Company with respect to such Award would change as a result of the Plan modification, the modification that would otherwise cause such change in expense will be deemed inapplicable to any such Award. Except as provided in Section 5.5, no Option or SAR granted under the Plan may be amended to decrease the exercise price thereof, or be cancelled in conjunction with the grant of any new Option or SAR with a lower exercise price or the grant of Restricted Stock or Restricted Stock Units or a cash payment, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or SAR, unless such action is approved by the Company’s stockholders. The Committee will not issue a new Option or SAR or Restricted Stock or Restricted Stock Units if the issuance of a new Award under such circumstance would constitute a deferral of compensation subject to the requirements of Section 409A of the code.

SECTION 14:    PERFORMANCE-BASED AWARDS

14.1 Performance-Based Awards.    The Company intends that performance-based Awards to employees who are “covered employees” for purposes of Code Section 162(m) will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code § 162(m). If any provision of this Plan or any Performance Award Agreement would otherwise frus-

trate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

14.2 Grants of Performance-Based Awards.    The Committee may grant Performance Awards that require the Company to issue a specific number of shares of Common Stock, or grant shares of Restricted Stock, or Restricted Stock Units upon satisfaction of specified performance goals over a specified performance period. The Committee shall, in its sole discretion, determine the type of Performance Awards to be made, the time at which Performance Awards are to be made and the time at which the Performance Awards vest (which may not be less than one year from the grant date) or shares are granted under Performance Awards, actual performance against targets for purposes of Performance Award vesting or granting of Awards, specific weighing of the components of Performance Award vesting or grants, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Performance Awards granted under the Plan. The performance goal or goals for a Performance Award and the performance period(s) over which those goal(s) are to be achieved shall be established in writing at the time the Performance Award is granted. The Committee shall have no power to increase the payout under a Performance Award beyond the amount that was due upon the attainment of the applicable performance goal(s), but shall have the power to reduce any such payout. The Committee may provide in the Performance Award Agreement, Restricted Stock or Restricted Stock Unit Award Agreements that upon the death or Total Disability of the Holder, the Restriction Period shall end and the Holder’s Performance Awards, Restricted Stock or Restricted Stock Units shall be 100% vested. Upon any termination of employment other than for death or Total Disability, the Holder’s nonvested Performance Awards shall be forfeited, unless the Committee provides otherwise in accordance with Section 9.1 or 11.1.

14.3 Award Agreements.    Performance Award, Restricted Stock or Restricted Stock Unit Agreements which are intended to comply with Code § 162(m) shall specify, in terms of an objective formula or standard, the method for computing the number of shares or units to be issued or granted to the Holder if the specified performance goal(s) are attained. No Performance Award or Restricted Stock or Restricted Stock Unit Award under this Section shall entitle the Holder to receive more than 2,000,000 shares or units in any calendar year.

14.4 Pre-established Performance Goals.    The performance criteria for any Performance Award or any Award of Restricted Stock or Restricted Stock Units that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be measures based on one or more Qualifying Performance Criteria selected by the Committee and specified in the applicable Award Agreement at the time the Performance Award or Award of Restricted Stock or Restricted Stock Units is granted. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Performance Award: (a) cash flow, levered or unlevered as defined by the Company in its earnings releases, (b) earnings per share, (c) Modified EBITDA, as defined in the Company’s earnings releases, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, Modified EBITDA margin, or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) product release schedules,

(q) working capital, (r) ratio of debt to stockholders’ equity, (s) customer retention, (t) pre-tax earnings, (u) cost control, (v) sales, (w) capital expenditures, and (x) new product innovation. Qualifying Performance Criteria may be measured on a GAAP or non-GAAP basis (as defined in the Company’s earnings releases) and on an absolute basis or on a relative basis such as performance relative to a specified group of peer companies (or in the case of peer companies that are units of diversified companies, to the business units of such diversified companies that are most similar to the Company) or publicly available index such as the Russell 2000 Index, Russell 3000 Index or the NASDAQ Telecommunications Index. When establishing Qualifying Performance Criteria for any performance period, the Committee may exclude, consistent with the requirements of Code Section 162(m), amounts or charges relating to any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Securities Exchange Act filings. The Committee may also adjust Qualifying Performance Criteria for a performance period to the extent permitted by Code Section 162(m) to prevent the dilution or enlargement of a Holder’s rights with respect to a Performance Award.

14.5 Committee Certification.    Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of shares of Common Stock or Restricted Stock, or Restricted Stock Units under a Performance Award to be granted or vested on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Holder shall not be entitled to vest in or be granted any payout under a Performance Award until the Committee certifies in writing that the Holder has met his or her specific performance goals and determines the portion of the Performance Award which is to be vested or paid out.

SECTION 15:    MISCELLANEOUS

15.1 Government and Other Regulations.    The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any applicable securities exchange.

15.2 Withholding.    The Company’s obligation to deliver shares of Common Stock or make any payment in respect of any Award or Performance Award under the Plan shall be subject to the satisfaction by the Holder of all applicable Federal, state and local tax withholding requirements and the Company has no obligation to deliver shares of Stock or make any payment in settlement of any Award or Performance Award until the Holder has satisfied the tax withholding obligations or other withholding requirements which are applicable to the Holder. The Company may in its sole discretion offer the Holder of an Award to be settled in shares of Common Stock or the Holder of Restricted Stock a net share settlement option or may require that the shares to be issued under any particular Award or that vest at any particular time be settled on a net basis. Prior to delivery of any shares pursuant to the exercise, vesting or settlement of an Award or Performance Award, the Company will notify the Holder whether the Company will offer a net share settlement option to the Holder or require settlement on a net basis. If the Holder elects to accept the net share settlement option or the Company requires net share settlement, the Company will (i) withhold from the shares issued or delivered to the Holder upon such exercise, vesting or settlement, a number of shares (valued at the Fair Market Value of the shares at that time or the closest preceding trading day if the exercise, vesting or settlement date is not a trading day) required to pay the mandatory minimum statutory withholding tax requirement for federal, state and local payroll taxes upon the issuance of the shares, and (ii) be responsible for payment of those taxes to the appropriate taxing authority. If the Company does not offer or require net share settlement, or if the Company offers the net share settlement option and the Holder does not accept it, the Company will advise the Holder of the estimated amount of the withholding taxes payable upon issuance of the shares and the Holder must deliver that amount to the Company in cash or by certified check or bank cashiers check (unless the Company agrees to accept a personal check) within three days after the applicable exercise, vesting or settlement date. Failure to deliver funds for withholding taxes payable as required in the preceding sentence within such three day period will result in the immediate termination of the portion of the Award to which the withholding tax obligation relates without further notice to the Holder. The Company will have no obligation to advance funds for the payment of a Holder’s withholding tax obligations. Federal, state and local withholding taxes paid upon the exercise of any Option may be paid in shares of Common Stock upon such terms and conditions as the Company shall determine; provided, however, that the Company in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

15.3 Acceleration of Vesting.    Unless the applicable Option Agreement, SAR Award Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement provides otherwise, notwithstanding any contrary waiting period, condition or installment period in any such agreement or in the Plan, in the event of Change of Control each outstanding Option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of Common Stock subject to such Options, each SAR will vest and settled in cash or shares of Common Stock in accordance with the applicable SAR Award Agreement, each outstanding share of Restricted Stock will vest and any restrictions or conditions will terminate and each Restricted Stock Unit and Performance Share will vest and the shares issuable in accordance with the terms thereof become immediately issuable.

15.4 Separability.    If any of the terms or provisions of this Plan conflict with the requirements of applicable law or applicable rules and regulations thereunder, including the applicable requirements, if any, of Section 162(m) of the Code or Rule 16b-3 under the Exchange Act, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with applicable law, or applicable rules and regulations, without invalidating the remaining provisions hereof.

15.5 Non-Exclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15.6 Beneficiaries.    Each Holder may designate any person(s) or legal entity(ies), including his or her estate, as his or her beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee. If no person is designated by a Holder as his or her beneficiary in accordance with the foregoing or under the Holder’s will, or if no person designated as a beneficiary survives such Holder, the Holder’s beneficiary will be his or her estate.

15.7. Leaves.    The Company shall determine, in its sole discretion, whether any given leave of absence or change of employment constitutes a termination of employment.

15.8 No Employment Rights.    Nothing contained in this Plan or in any Award or Performance Award granted under the Plan confers upon any Holder any right with respect to the continuation of such person’s employment by the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such person from the rate in existence at the time of the grant of the Award or Performance Award.

15.9 Governing Law.    This Plan and all Awards and Performance Awards granted under this Plan, will be construed and will take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

15.10 Right of Offset.    The Company has the right to reduce any payment due under the Plan by any amounts owed by the Holder to the Company.

15.11 Non-conforming Awards.    Notwithstanding the restrictions on vesting of Award set forth in Sections 9.1 and 11.1, the Company may issue Stock Awards with Restriction Periods that do not conform with those Sections so long as the total shares of Common Stock subject to non-conforming Awards at one time outstanding does not exceed 1,450,000 shares.

15.12 Compliance with Code Section 409A.    To the extent that any Award or Performance Award constitutes a deferral of compensation subject to Code Section 409A, the following provisions shall apply notwithstanding any other provision of the Plan:

(i) If such Award or Performance Award provides for a change in the time or form of payment of such award upon a Change in Control of the Company, no Change in Control shall be deemed to have occurred upon an event described in Section 2.5 of the Plan unless such event would also constitute a change in control event with respect to the Company under Code Section 409A.

(ii) If any amount is payable under such Award or Performance Award upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the Plan participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

(iii) If any amount shall be payable with respect to any such Award Performance Award as a result of a Plan participant’s “separation from service” at such time as the participant is a “specified employee,” then no payment shall be made, except as permitted under Code Section 409A, prior to six months after the participant’s separation from service (or the date of his or her earlier death). The Company may adopt a Specified Employee Identification Policy that will apply to identify specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

IN WITNESS WHEREOF, the duly authorized representative of the Company has executed this Plan.

tw telecom inc.
Plan Sponsor

By:

Annex B

tw telecom inc.

and

Wells Fargo Bank, N.A.

Rights Agreement

Dated as of January 20, 2009

-i-

Agreement, dated as of January 20, 2009, between tw telecom inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”).

The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding on January 30, 2009 (the “Record Date”), each Right representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date and the Final Expiration Date (as such terms are hereinafter defined).

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions.    For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person (other than any Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that, (i) any Person who or which would otherwise be an Acquiring Person as of the date of this Agreement will not be deemed to be an Acquiring Person for any purpose of this Agreement prior to or after the date of this Agreement unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes, individually or in the aggregate, by reason of a transaction or transactions after the date of this Agreement the Beneficial Owner of additional Common Shares representing one-half of one percent (0.5%) or more of the Common Shares then outstanding, other than (1) pursuant to any agreement or regular-way purchase order for Common Shares that is in effect on or prior to the date of this Agreement and consummated in accordance with its terms after the date of this Agreement, or (2) as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person after the date of this Agreement; provided, however, that the foregoing exclusion in this clause (i) shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, Beneficially Owns less than 4.9% of the then-outstanding Common Shares, and (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person after the date of this Agreement. Notwithstanding the foregoing, if (1) the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and (2) such Person divests as promptly as practicable or agrees in writing with the Company to divest a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such

Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that the requirement in this clause (2) shall apply only if the actions specified therein are required by the Board of Directors of the Company.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement and, to the extent not included within the foregoing, will also include, with respect to any Person, any other Person (other than an Exempt Person) whose Common Shares would be deemed constructively owned by such first Person pursuant to the provisions of Section 382; provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were Directors of the Company.

(c) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(d) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B) hereof) or disposing of any securities of the Company.

Notwithstanding anything in this Agreement to the contrary, to the extent not within the foregoing provisions of this paragraph (d), a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities which such Person would be deemed to constructively own pursuant to Section 382.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the

Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(e) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in California are authorized or obligated by law or executive order to close.

(f) “Close of Business” on any given date shall mean 5:00 P.M., San Francisco time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., San Francisco time, on the next succeeding Business Day.

(g) “Common Shares” when used with reference to the Company shall mean the shares of common stock, par value $0.01 per share, of the Company. “Common Shares” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(h) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(i) “Early Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(l) “Exempt Person” shall mean a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Shares, as determined by the Company’s Board of Directors in its sole discretion, (i) will not jeopardize or endanger the availability to the Company of any income tax benefit or (ii) is otherwise in the best interests of the Company; provided, however, that such a Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) regardless of the reason therefor.

(m) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(n) “NASDAQ” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

(o) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other entity, or a group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and shall include any successor (by merger or otherwise) of such individual or entity, but shall not include a Public Group (as such term is defined in Section 1.382-2T(f)(13) of the Treasury Regulations).

(p) “Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company having the rights and preferences set forth in the Form of Certificate of Designations attached to this Agreement as Exhibit A.

(q) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(r) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(s) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(t) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(u) “Right” shall have the meaning set forth in the second paragraph hereof.

(v) “Right Certificate” shall have the meaning set forth in Section 3(a) hereof.

(w) “Section 382” shall mean Section 382 of the Internal Revenue Code of 1986, as amended, or any successor provision or replacement provision.

(x) “Shares Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person, prior to the earliest of the Redemption Date, the Early Expiration Date and the Final Expiration Date, that an Acquiring Person has become such.

(y) “Stockholder Approval” shall mean the approval of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote, and present, or represented by proxy, at the meeting of stockholders of the Company duly held in accordance with the Company’s Certificate of Incorporation (as amended) and applicable law.

(z) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(aa) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.

(bb) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.

(cc) “Treasury Regulations” shall mean final, temporary and proposed income tax regulations promulgated under the Internal Revenue Code of 1986, as amended, including any amendments thereto.

Section 2. Appointment of Rights Agent.    The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall, prior to the Distribution Date, also be the holders of the Common Shares of the Company) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

Section 3. Issue of Right Certificates.    (a) Until the tenth day after the Shares Acquisition Date (including any such Shares Acquisition Date which is after the date of this Agreement and prior to the issuance of the Rights)(the “Distribution Date”), (i) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (ii) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held (other than with respect to Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof). As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

(b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares of the Company outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.

(c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between tw telecom inc. and Wells Fargo Bank, N.A., dated as of January 20, 2009, as it may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of tw telecom inc. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. tw telecom inc. will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares of the Company represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate (prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date) shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding.

Section 4. Form of Right Certificates.    The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or the Financial Industry Regulatory Authority, or to conform to usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the “Purchase Price”), but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

Section 5. Countersignature and Registration.    The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually or by facsimile countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.    Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.    (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on January 20, 2012 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board determines that this Agreement is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no tax benefits may be carried forward, (vi) January 20, 2010 if Stockholder Approval has not been obtained prior to such date, or (vii) a determination by the Board, prior to the time any Person becomes an Acquiring Person, that the Rights Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv), (v), (vi) and (vii), the “Early Expiration Date”).

(b) The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $30, and shall be subject to adjustment from time to time as provided in Section 11 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent of the Preferred Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder; and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

(d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

Section 8. Cancellation and Destruction of Right Certificates.    All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Corporation (and at the expense of the Corporation), the Rights Agent shall provide to the Corporation or its designee copies of such electronic records or physical records relating to rights certificates cancelled or destroyed by the Rights Agent.

Section 9. Availability of Preferred Shares.    The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax is due.

Section 10. Preferred Shares Record Date.    Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights.    The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person, each holder of a Right (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person) shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled.

(iii) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional

Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such then-current per share market price of the Preferred Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one

Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d)(i) For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by NASDAQ or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii) For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) hereof (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9 and 10 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (A) multiplying (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Purchase Price or in the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Preferred Shares shall not be taxable to such stockholders.

(n) In the event that, at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then, in any such case, (A) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (B) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares.    Whenever an adjustment is made as provided in Section 11 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares and the Securities and Exchange Commission a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

Section 13. Reserved.

Section 14. Fractional Rights and Fractional Shares.    (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

Section 15. Rights of Action.    All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

Section 16. Agreement of Right Holders.    Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer; and

(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

Section 17. Right Certificate Holder Not Deemed a Stockholder.    No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent.    The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the accept-

ance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.    Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

Section 20. Duties of Rights Agent.    The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President,

any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

Section 21. Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of California or New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of California or New York), in good standing, having an office in the State of California or New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Right Certificates.    Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

Section 23. Redemption.    (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

Section 24. Exchange.    (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).

(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

(c) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25. Notice of Certain Events.    (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in stock of any class to the holders of the Preferred Shares or to make any other distribution to the holders of the Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices.    Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Attention: Corporate Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Wells Fargo Bank, N.A.

161 Concord Exchange North

South Saint Paul, MN 55075

Attention: Account Manager

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments.    The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, to shorten or lengthen any time period hereunder, or to amend or make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

Section 28. Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Benefits of this Agreement.    Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

Section 30. Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 31. Governing Law.    This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 32. Counterparts.    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 33. Descriptive Headings.    Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 34. Determinations and Actions by the Board.    For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as the Board of Directors deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382. The Board of Directors of the Company will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (i) interpret the provisions of this Agreement (including without limitation Section 27, this Section 34 and other provisions hereof relating to its powers or authority hereunder) and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Board of Directors of the Company in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors of the Company to any liability to any Person, including without limitation the Rights Agent and the holders of the Rights.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		tw telecom inc.

By		By
	Name:		Name:
	Title:		Title:

Attest:		Wells Fargo Bank, N.A.

By		By
	Name: Barbara M. Novak		Name: Steven J. Hoffman
	Title: Vice President		Title: Assistant Vice President

tw telecom inc.

ANNUAL MEETING OF STOCKHOLDERS

June 4, 2009

9:00 a.m. MDT

Denver Marriott South

10345 Park Meadows Drive

Littleton, Colorado 80124

10475 Park Meadows Drive, Littleton, Colorado 80124

The Board of Directors solicits this proxy for use at the Annual Meeting on June 4, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2009. This proxy statement and our 2008 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software to identify visitors to the site.

(to be signed and dated on the other side)

See reverse for voting instructions.

VOTING INSTRUCTIONS

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 3, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/twtc/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 3, 2009.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to tw telecom inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

ò    Please detach here    ñ

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4 below.

1.	Election of Directors:

01	Gregory J. Attorri	04	Kevin W. Mooney	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
02	Spencer B. Hays	05	Kirby G. Pickle

03	Larissa L. Herda	06	Roscoe C. Young, II

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2009;	☐ For	☐ Against	☐ Abstain

3.	Approve the Amended and Restated 2000 Employee Stock Plan;	☐ For	☐ Against	☐ Abstain

4.	Approve the Rights Plan adopted by the Board of Directors on January 20, 2009; and	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST item 5 below

5.	A stockholder proposal regarding an advisory vote on executive compensation.	☐ For	☐ Against	☐ Abstain

6.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND “AGAINST” PROPOSAL 5.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.